Exhibit 10.2

NOTE PURCHASE AGREEMENT

BY AND AMONG

MANITEX INTERNATIONAL, INC.,

MI CONVERT HOLDINGS LLC

AND

INVEMED ASSOCIATES LLC

DATED AS OF JANUARY 7, 2015

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF NOTES	12

3.	REGISTER AND TRANSFER OF NOTES	17

4.	REDEMPTION AND REPURCHASE	18

5.	CONVERSION OF THE NOTES	20

6.	RESERVED	39

7.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL	39

8.	CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE	39

9.	BUYER’S REPRESENTATIONS AND WARRANTIES	41

10.	COMPANY’S REPRESENTATIONS AND WARRANTIES	42

11.	COVENANTS	52

12.	EVENTS OF DEFAULT AND REMEDIES.	54

13.	TERMINATION	57

14.	MISCELLANEOUS	58

EXHIBIT A	A-1

ANNEX 1	Annex-I-1

ANNEX II	Annex-II-1

i

INDEX

Additional Shares	23
Additional Sums	64
Affiliate	18
Agreement	1
Bankruptcy Law	56
Base Coupon	12
Board of Directors	1
Board Resolution	1
Business Day	16
Buyer	1
Capital Stock	2
Cash Settlement	26
Certificate re Non-Bank Status	17
Change of Control	2
Closing	12
Closing Date	15
Code	50
Combination Settlement	26
Commission	43
Common Stock	3
Company	1
Conversion Applicable Rate	3
Conversion Date	25
Conversion Notice	25
Conversion Obligation	20
Conversion Price	4
Current Market Price	4
Daily Adjusted VWAP	5
Daily Conversion Value	5
Daily Measurement Value	27
Daily Settlement Amount	27
Daily Share Amount	5
Daily VWAP	5
Debt Repayment Triggering Event	45
Default	53
Default Interest	12
Default Interest Rate	12
Determination Date	33
Determination Period	6
Distributed Securities	31
Environmental Laws	49
ERISA	50
Event of Default	54
Ex Date	6
Exchange Act	45

Expiration Date	33
Expiration Time	33
Final Settlement Method Election Date	7
Fundamental Change	7
Fundamental Change Company Notice	19
Fundamental Change Effective Date	7
Fundamental Change Repurchase Date	19
Fundamental Change Repurchase Notice	20
Fundamental Change Repurchase Price	54
Holders	7
Indemnified Liabilities	62
Indemnitees	62
Invemed	1
Investment Company Act	47
Irrevocable Election	27
Junior Securities	14
Liquidation Event	7
Make-Whole Fundamental Change	7
Make-Whole Fundamental Change Effective Date	8
Market Disruption Event	8
Material Adverse Effect	41
Maturity Date	12
Measurement Period	22
MI Convert	1
Money Laundering Laws	51
NASDAQ	45
Non-U.S. Holder	16
Notes	1
OFAC	51
Officers’ Certificate	8
Paying Agent	18
Permitted Assignee	61
PM Group Transaction	43
Preferred Shares	43
Principal Amount	12
Proceeding	12
Protected Purchaser	18
Publicly Traded Securities	3
Purchase Price	16
Purchased Shares	34
Purchases	34
Quoted Price	9

ii

Receiver	56
Record Date	35
Reference Property	37
Register	17
Registration Rights Agreement	44
Relevant Stock Exchange	9
Required Holders	9
Sarbanes-Oxley Act	46
Scheduled Trading Day	9
SEC Documents	49
Securities	1
Securities Act	43
Senior Indebtedness	12
Settlement Amount	27
Settlement Date	10
Settlement Method	26
Share Exchange Event	37
Shareholder	10
Solicitation Bid Agent	10
Specified Dollar Amount	27
Spinoff Securities	32

Spinoff Valuation Period	32
Stifel	49
Stock Price	23
Stock Settlement	26
Stockholder	10
Subsidiaries	43
Subsidiary	43
Taxes	16
Tender Offer	34
Tender Offer Valuation Period	4
Tendered Shares	34
Terex Transaction	43
Termination of Trading	10
Trading Day	11
Trading Price	11
Transaction Documents	44
Triggering Distribution	33
U.S. Holder	17
Unit of Reference Property	37
VWAP Trading Day	11

iii

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT (the “Agreement”), dated as of January 7, 2015, by and among Manitex International, Inc., a Michigan corporation (the “Company”), MI Convert Holdings LLC, a Delaware limited liability company (“MI Convert”), and Invemed Associates LLC, a New York limited liability company (“Invemed”, and each of MI Convert and Invemed individually or together, the “Buyer”).

RECITALS

A. The Buyer wishes to purchase, and the Company wishes to sell and issue, upon the terms and conditions stated in this Agreement, an aggregate principal amount of $15,000,000 of the Company’s 6.50% Convertible Notes due 2021 (the “Notes”) in substantially the form attached as Exhibit A hereto, and allocated to the Buyer in accordance with Annex I hereto.

B. The Notes and the Common Stock issuable upon conversion thereof are sometimes referred to herein collectively as the “Securities.”

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Additional Shares” has the meaning ascribed to such term in Section 5(a)(v).

“Additional Sums” has the meaning ascribed to such term in Section 14(q).

“Affiliate” has the meaning ascribed to such term in Section 3(d).

“Agreement” has the meaning ascribed to such term in the preamble.

“Bankruptcy Law” has the meaning ascribed to such term in Section 12(b).

“Base Coupon” has the meaning ascribed to such term in Section 2(a).

“Board of Directors” means either (a) the board of directors of the Company or (b) any officer of the Company duly authorized by the board of directors of the Company to take a specified action.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee. Where any provision of this Agreement refers to action to be taken pursuant to a Board Resolution, such action may be taken by any officer or employee of the Company authorized to take such action by the Board of Directors as evidenced by a Board Resolution.

“Business Day” has the meaning ascribed to such term in Section 2(c).

“Buyer” has the meaning ascribed to such term in the preamble.

“Capital Stock” means of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

“Cash Settlement” has the meaning ascribed to such term in Section 5(c)(i).

“Certificate re Non-Bank Status” has the meaning ascribed to such term in Section 2(i).

“Change of Control” means the occurrence of any of the following after the Closing Date: (i) the acquisition by any Person of beneficial ownership (defined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s Capital Stock entitling that person to exercise 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors, other than any acquisition by the Company, any of its subsidiaries or any of its employee benefit plans; or (ii) the consummation of (x) the consolidation, merger, combination, statutory or binding share exchange or similar transaction involving the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets, (y) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination solely of Common Stock into Common Stock) as a result of which the Common Stock will be converted into cash, securities or other property or assets, or (z) any sale, conveyance, lease or other transfer or similar transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole; provided, however, that clauses (ii)(x) and (ii)(y) shall not apply to any transaction pursuant to which holders of the Company’s Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Common Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after the transaction in substantially the same proportions as such ownership of Common Stock in the Company immediately prior to such transaction or (iii) if, during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the Company’s Board of Directors, together with any new directors whose election to the Company’s Board of Directors, or whose nomination for election by the Company’s shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Company’s Board of Directors then in office; provided, however, that a transaction described in clause (ii) shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are traded on The

NASDAQ Capital Market, the NASDAQ Global Select Market, the New York Stock Exchange, or the NYSE MKT (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with such transaction or transactions (such securities, “Publicly Traded Securities”), and as a result of such transaction or transactions the Notes become convertible solely into such Publicly Traded Securities, excluding cash payments for fractional shares and cash payment made in respect of dissenters’ appraisal rights (subject to the provisions of Section 5(c)).

“Closing” has the meaning ascribed to such term in Section 2(a).

“Closing Date” has the meaning ascribed to such term in Section 2(c).

“Code” has the meaning ascribed to such term in Section 10(dd).

“Combination Settlement” has the meaning ascribed to such term in Section 5(c)(i).

“Commission” has the meaning ascribed to such term in Section 10(d).

“Common Stock” means any capital stock of any class or series of the Company (including, on the Closing Date, the Common Stock, no par value, of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 5(k), shares issuable upon conversion of Notes shall include only shares of the class of capital stock of the Company designated as Common Stock, no par value, of the Company on the Closing Date or shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof, and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” has the meaning ascribed to such term in the preamble.

“Conversion Applicable Rate” means, for any VWAP Trading Day during a Determination Period, the Conversion Rate for such VWAP Trading Day; provided, however, that (i) if (a) the “ex” date for any event that requires an adjustment to the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs (1) before or during such Determination Period and (2) on or prior to such VWAP Trading Day and (b) such VWAP Trading Day occurs prior to the date on which such adjustment becomes effective, then such Conversion Rate shall be adjusted by multiplying such Conversion Rate by the same fraction by which the Conversion Rate is so required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event; and (ii) if (a) the “ex” date for any event that requires an adjustment to the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs (1) during or after such Determination Period and (2) after such VWAP Trading Day and (b) such VWAP Trading Day occurs on or after the date on which such adjustment becomes effective, then such Conversion Rate shall be adjusted by multiplying such Conversion Rate by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event.

“Conversion Date” has the meaning ascribed to such term in Section 5(b)(i).

“Conversion Obligation” has the meaning ascribed to such term in Section 5(a)(i).

“Conversion Price” per share of Common Stock as of any time means the result obtained by dividing (i) $1,000 by (ii) the then applicable Conversion Rate, rounded to the nearest cent.

“Conversion Rate” means the rate at which shares of Common Stock shall be delivered upon conversion, which rate shall be initially 66.66 shares of Common Stock for each $1,000 principal amount of Notes, as adjusted from time to time pursuant to the provisions of this Agreement, and subject to Section 5(a)(v).

“Current Market Price” means on any date:

(a) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is listed or admitted to trading on The NASDAQ Capital Market or any other national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market in the United States:

(i) for the purpose of any computation under this Agreement (except under Section 5(g)(i)(6)), the average of the Quoted Prices for the five consecutive Trading Days selected by the Company from the period commencing not more than 20 Trading Days before, and ending not later than, the earlier of (x) the date in question and (y) in the case of any computation under Section 5(g)(i)(3), Section 5(g)(i)(4) or Section 5(g)(i)(5), the day before the “ex” date for the issuance or distribution requiring such computation; provided, however, that if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment of the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), occurs on or after the 20th Trading Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation, the Quoted Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event; or

(ii) for the purpose of any computation under Section 5(g)(i)(6) as to the Trading Day next succeeding the Expiration Time (as defined in Section 5(g)(i)(6)) of a Tender Offer requiring such computation, the average of the Quoted Prices for the period (the “Tender Offer Valuation Period”) of ten consecutive Trading Days commencing on such Trading Day; provided, however, that if the “ex” date for any event (other than the Tender Offer requiring such computation) that requires an adjustment of the Conversion

Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs on or after the first, and on or prior to the last, such Trading Day, the Quoted Price for each Trading Day on or after the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Rate is so required to be adjusted pursuant to such Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event; or

(b) if the reference is to the per share price of Common Stock on any date herein specified and if on such date the Common Stock is not listed or admitted to trading on The NASDAQ Capital Market or any other national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market in the United States, the amount which a willing buyer would pay a willing seller in an arm’s-length transaction on such date (neither being under any compulsion to buy or sell) for one share of the Common Stock as determined as of such date by an internationally recognized independent investment banking firm retained for this purpose by the Company as set forth in value report thereof using one or more valuation methods that such investment banking firm, in its best professional judgment, determines to be most appropriate.

“Daily Adjusted VWAP” means, for any VWAP Trading Day during a Determination Period, the Daily VWAP for such VWAP Trading Day; provided, however, if the “ex” date for any event that requires an adjustment to the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs during such Determination Period and after such VWAP Trading Day, such Daily VWAP shall be adjusted by multiplying such Daily VWAP by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event.

“Daily Conversion Value” means, for any VWAP Trading Day during a Determination Period, 1/15th of the product of (i) the Conversion Applicable Rate in effect on such VWAP Trading Day and (ii) the Daily VWAP for such VWAP Trading Day.

“Daily Measurement Value” has the meaning ascribed to such term in Section 5(c)(i).

“Daily Settlement Amount” has the meaning ascribed to such term in Section 5(c)(i).

“Daily Share Amount” means, for any VWAP Trading Day during a Determination Period on which the Daily Conversion Value exceeds the Daily Measurement Value for such Determination Period, the amount equal to (i) the difference between the Daily Conversion Value for such VWAP Trading Day and such Daily Measurement Value, divided by (ii) the Daily Adjusted VWAP for such VWAP Trading Day.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page MNTX.UQ<equity> (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock in the Company on such VWAP Trading Day, determined, using a volume-weighted average method, by an internationally recognized independent investment banking firm retained for this purpose by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Debt Repayment Triggering Event” has the meaning ascribed to such term in Section 10(g).

“Default” has the meaning ascribed to such term in Section 11(l).

“Default Interest” has the meaning ascribed to such term in Section 2(a)(ii).

“Default Interest Rate” has the meaning ascribed to such term in Section 2(a)(ii).

“Determination Date” has the meaning ascribed to such term in Section 5(g)(i).

“Determination Period” means, with respect to any conversion of a Note:

(i) if the relevant Conversion Date occurs prior to the Final Settlement Method Election Date, the 15 consecutive Trading Day period beginning on, and including, the Trading Day immediately following the related Conversion Date; and

(ii) if the relevant Conversion Date occurs on or after the Final Settlement Method Election Date, the 15 consecutive Trading Day period beginning on, and including, the 17th Scheduled Trading Day immediately preceding the Maturity Date.

“Distributed Securities” has the meaning ascribed to such term in Section 5(g)(i).

“Environmental Laws” has the meaning ascribed to such term in Section 10(bb).

“ERISA” has the meaning ascribed to such term in Section 10(dd).

“Event of Default” has the meaning ascribed to such term in Section 12(a).

“‘ex’ date” means:

A. with respect to any issuance or distribution, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Quoted Price was obtained without the right to receive such issuance or distribution;

B. with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and

C. with respect to any tender or exchange offer, the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

“Exchange Act” has the meaning ascribed to such term in Section 10(h).

“Expiration Date” has the meaning ascribed to such term in Section 5(g)(i).

“Expiration Time” has the meaning ascribed to such term in Section 5(g)(i).

“Final Settlement Method Election Date” means the 20th Scheduled Trading Day prior to the Maturity Date.

“Fundamental Change” means the occurrence of a Change of Control, a Liquidation Event or a Termination of Trading.

“Fundamental Change Company Notice” has the meaning ascribed to such term in Section 4(b)(ii).

“Fundamental Change Effective Date” means the date on which a Fundamental Change occurs or becomes effective.

“Fundamental Change Repurchase Date” has the meaning ascribed to such term in Section 4(b)(i).

“Fundamental Change Repurchase Notice” has the meaning ascribed to such term in Section 4(b)(iii).

“Fundamental Change Repurchase Price” has the meaning ascribed to such term in Section 12(a)(i).

“Holders” means the Buyer or holders of the Notes, as applicable.

“Indemnified Liabilities” has the meaning ascribed to such term in Section 14(k).

“Indemnitees” has the meaning ascribed to such term in Section 14(k).

“Investment Company Act” has the meaning ascribed to such term in Section 10(o).

“Irrevocable Election” has the meaning ascribed to such term in Section 5(c)(i)(3).

“Junior Securities” has the meaning ascribed to such term in Section 2(b)(vii).

“Liquidation Event” means the Company is liquidated or dissolved or shareholders of the Company approve any plan or proposal for the Company’s liquidation or dissolution.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Liquidation Event, a Termination of Trading or a Change of Control as set forth in clauses (i), (ii) or (iii) of the definition thereof, after giving effect to any exceptions to or exclusions from such definition but without regard to the proviso to clauses (ii)(x) and (ii)(y) in clause (ii) of the definition thereof.

“Make-Whole Fundamental Change Effective Date” means the date on which a Make-Whole Fundamental Change occurs or becomes effective.

“Market Disruption Event” means (i) a failure by The NASDAQ Capital Market, or if the Common Stock is not listed on The NASDAQ Capital Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed, to open for trading or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Material Adverse Effect” has the meaning ascribed to such term in Section 9(a).

“Maturity Date” has the meaning ascribed to such term in Section 2(a)(i).

“Measurement Period” has the meaning ascribed to such term in Section 5(a)(i)(4).

“Money Laundering Laws” has the meaning ascribed to such term in Section 10(gg).

“NASDAQ” has the meaning ascribed to such term in Section 10(g).

“Non-U.S. Holder” has the meaning ascribed to such term in Section 2(h).

“Notes” has the meaning ascribed to such term in the recitals.

“OFAC” has the meaning ascribed to such term in Section 10(hh).

“Officers’ Certificate” means a certificate signed by (i) the principal executive officer, principal financial officer or principal accounting officer of the Company and (ii) one officer of the Company.

“Paying Agent” has the meaning ascribed to such term in Section 3(c).

“Permitted Assignee” has the meaning ascribed to such term in Section 14(g).

“PM Group Transaction” has the meaning ascribed to such term in Section 10(d).

“Preferred Shares” has the meaning ascribed to such term in Section 10(c).

“Principal Amount” has the meaning ascribed to such term in Section 2(a).

“Protected Purchaser” has the meaning ascribed to such term in Section 3(c).

“Purchase Price” has the meaning ascribed to such term in Section 2(d).

“Purchased Shares” has the meaning ascribed to such term in Section 5(g)(i).

“Purchases” has the meaning ascribed to such term in Section 5(g)(i).

“Quoted Price” means, on any Trading Day, with respect to any security, the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on The NASDAQ Capital Market or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such security is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Company for that purpose.

“Receiver” has the meaning ascribed to such term in Section 12(b).

“Record Date” has the meaning ascribed to such term in Section 5(g)(iii).

“Reference Property” has the meaning ascribed to such term in Section 5(k).

“Register” has the meaning ascribed to such term in Section 3(a).

“Registration Rights Agreement” has the meaning ascribed to such term in Section 10(e).

“Relevant Stock Exchange” means The NASDAQ Capital Market or, if the Common Stock (or other security for which a Quoted Price must be determined) is not then listed on The NASDAQ Capital Market, the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, the over-the-counter market, as reported by OTC Markets Group Inc. or similar organization or, if the Common Stock (or such other security) is not then quoted by the OTC Markets Group Inc. or similar organization, the principal other market on which the Common Stock (or such other security) is then traded.

“Required Holders” means the Holders of at least a majority of the aggregate amount of Notes issued under this Agreement.

“Sarbanes-Oxley Act” has the meaning ascribed to such term in Section 10(m).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the Relevant Stock Exchange. If the Common Stock is not listed, quoted or traded on any U.S. securities exchange or other market, “Scheduled Trading Day” means a Business Day.

“SEC Documents” has the meaning ascribed to such term in Section 10(aa).

“Securities” has the meaning ascribed to such term in the recitals.

“Securities Act” has the meaning ascribed to such term in Section 10(d).

“Senior Indebtedness” has the meaning ascribed to such term in Section 2(b)(i).

“Settlement Amount” has the meaning ascribed to such term in Section 5(c)(i).

“Settlement Date” means, with respect to any Note that is converted, (i) if Stock Settlement applies to such Note, the Conversion Date with respect to such Note or (ii) if Cash Settlement or Combination Settlement applies to such Note, the last VWAP Trading Day of the Determination Period with respect to such Note.

“Settlement Method” has the meaning ascribed to such term in Section 5(c)(i).

“Share Exchange Event” has the meaning ascribed to such term in Section 5(k).

“Shareholder” and “Stockholder” mean a holder of Common Stock.

“Solicitation Bid Agent” means the Person appointed by the Company to solicit bids for the Trading Price of the Notes in accordance with Section 5(a)(i)(4). The Company shall initially act as the Solicitation Bid Agent.

“Specified Dollar Amount” has the meaning ascribed to such term in Section 5(c)(i).

“Spinoff Securities” has the meaning ascribed to such term in Section 5(g)(i)(4).

“Spinoff Valuation Period” has the meaning ascribed to such term in Section 5(g)(i)(4).

“Stifel” has the meaning ascribed to such term in Section 10(z).

“Stock Price” has the meaning ascribed to such term in Section 5(a)(v).

“Stock Settlement” has the meaning ascribed to such term in Section 5(c)(i).

“Subsidiaries” has the meaning ascribed to such term in Section 10(b).

“Subsidiary” has the meaning ascribed to such term in Section 10(b).

“Taxes” has the meaning ascribed to such term in Section 2(f).

“Tender Offer” has the meaning ascribed to such term in Section 5(g)(i).

“Tendered Shares” has the meaning ascribed to such term in Section 5(g)(i).

“Terex Transaction” has the meaning ascribed to such term in Section 10(d).

“Termination of Trading” means the termination (but not the temporary suspension) of trading of the Common Stock, which will be deemed to have occurred if the Common Stock or other common stock into which the Notes are convertible are not listed for trading on any of The NASDAQ Capital Market, the New York Stock Exchange, or the NYSE MKT (or any of their respective successors).

“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on The NASDAQ Capital Market or, if the Common Stock is not quoted on The NASDAQ Capital Market, the principal other national or regional securities exchange on which the Common Stock is listed, or if the Common Stock is not then listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) a Quoted Price for the Common Stock is available on such securities exchange or market; provided, however, that if the Common Stock is not so listed or traded, “Trading Day” means any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Solicitation Bid Agent for $5,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects; provided, however, that if three such bids cannot reasonably be obtained by the Solicitation Bid Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Solicitation Bid Agent, that one bid shall be used. If the Solicitation Bid Agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Quoted Price of the Common Stock and the Conversion Rate.

“Transaction Documents” has the meaning ascribed to such term in Section 10(e).

“Triggering Distribution” has the meaning ascribed to such term in Section 5(g)(i)(4).

“Unit of Reference Property” has the meaning ascribed to such term in Section 5(k).

“U.S. Holder” has the meaning ascribed to such term in Section 2(h).

“VWAP Trading Day” means any day on which (i) trading in the Common Stock generally occurs on The NASDAQ Capital Market or, if the Common Stock is not quoted on The NASDAQ Capital Market, the principal other national or regional securities exchange on which the Common Stock is listed, or if the Common Stock is not then listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) a Quoted Price for the Common Stock is available on such securities exchange or market; provided, however, that if the Common Stock is not so listed or traded, “VWAP Trading Day” means any Business Day. A VWAP Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

2. PURCHASE AND SALE OF NOTES.

(a) Purchase of Notes. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 7 and 8 below, the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company on the Closing Date, $15,000,000 aggregate principal amount (the “Principal Amount”) of Notes, which shall accrue interest from the Closing Date on the Principal Amount at a rate equal to 6.50% per annum (the “Base Coupon”), payable semi-annually (the culmination of such purchase and sale, the “Closing”)). At the Closing, against payment of the Purchase Price by the Buyer, the Company shall deliver to the Buyer the Notes, duly executed by the Company.

(i) Maturity. Unless converted as provided in Section 5, the Notes will automatically mature and be due and payable on January 7, 2021 (the “Maturity Date”). At the Maturity Date, an amount equal to the unpaid Principal Amount and all accrued but unpaid Base Coupon through the date of payment shall be due and payable to the Holder.

(ii) Interest Payments. The Base Coupon shall be payable semi-annually in arrears on July 1 and January 1 (or the next Business Day thereafter if such date is not a Business Day), and on the Maturity Date, commencing on July 1, 2015. Interest shall be computed based on a 360-day year composed of 12 30-day months. Should the Company fail to pay any amount on the due date for payment thereof, whether by acceleration, prepayment, or otherwise, and in addition to any other amount or fees which may become payable hereunder or under the Notes, the Company shall pay default interest (“Default Interest”) on such sum from the due date up to the date of actual payment to and receipt by the Holder at an annual Default Interest rate equal to two percent (2%) above the Base Coupon (the “Default Interest Rate”).

(b) Subordination Provisions.

(i) The indebtedness evidenced by the Notes (whether consisting of principal, interest, expenses or other sums, all as now exists or may, after the date of the Notes, be incurred, renewed, extended, or amended) shall be subordinate and junior in right of payment to the prior payment in full in immediately available funds of all Senior Indebtedness. For purposes of the Notes, “Senior Indebtedness” shall mean the principal and all unpaid interest, fees, expenses, letters of credit and reimbursement obligations, charges and other unpaid sums owed on, under, or in connection with (1) that certain Credit Agreement dated as of August 19, 2013 by and among the Company, together with its U.S. and Canadian subsidiaries, and Comerica Bank, as Administrative Agent, and certain other lenders, as it may be amended, restated, extended, renewed, replaced, increased or otherwise modified from time to time, (2) any other indebtedness or obligations which are incurred the date hereof by the Company (directly or indirectly) in replacement or refinancing of any Senior Indebtedness from time to time (whether or not with the same lender(s)) or (3) any other indebtedness of the Company that is explicitly intended to be senior to the Notes, whether incurred on or after the date thereof. In the event of the liquidation or dissolution of the Company, the distribution of any of the assets of the Company or any successor on account of any liquidation, bankruptcy, receivership, reorganization, assignment for the benefit of creditors or similar proceeding (each, a “Proceeding”), the Holder shall not be entitled to any payment or distribution pursuant to the Notes or such Proceeding until all Senior Indebtedness has been satisfied in full in immediately available funds. Notwithstanding anything to the contrary herein, the Company is permitted to make, and the Holder is permitted to accept, regularly scheduled payments of principal

(including payment of all outstanding principal on the Maturity Date) and interest as well as fees, costs, and expenses due and payable hereunder unless (a) any holder of the Senior Indebtedness (or an authorized representative) has notified the Company in writing that a default has occurred and is continuing with respect to the Senior Indebtedness, or (b) a Proceeding shall have commenced and be continuing with respect to the Company.

(ii) The indebtedness evidenced by the Notes (whether consisting of principal, interest, expenses or other sums, all as now exists or may, after the date of the Notes, be incurred, renewed, extended, or amended) shall be pari passu in right of payment with that certain Subordinated Convertible Promissory Note, dated as of December 19, 2014, between the Company and Terex Corporation.

(iii) Until the earliest of (i) acceleration or payment in full of the Senior Indebtedness, (ii) the commencement of any Proceeding against the Company or its assets, (iii) 150 days after receipt by the holder of the Senior Indebtedness of written notice from the Holder to the holder of the Senior Indebtedness of the occurrence of an Event of Default hereunder, and (iv) the Maturity Date, in each case, the Holder will not take or initiate any judicial proceeding or other action against the Company to collect the Note or to seek monetary damages in respect of any failure to pay all or any portion of the indebtedness evidenced by the Notes.

(iv) This is a continuing agreement of subordination and each holder of Senior Indebtedness may continue, without notice to the Holder, to extend credit or other accommodation or benefit and loan moneys to or for the account of the Company. It is further understood and agreed that each holder of Senior Indebtedness may at any time, in its sole discretion, (i) renew or extend the time of payment of all or any existing or future Senior Indebtedness, (ii) waive or release any collateral or guaranty which may be held therefor at any time, and, in reference thereto, make and enter into any such agreement or agreements with the Company, (iii) amend, modify, supplement, restate, consolidate, waive, renew, extend, replace, increase the principal amount or otherwise change any of the terms of any of the agreements, instruments or documents governing, evidencing, securing or otherwise relating to any Senior Indebtedness, and (iv) take or omit from taking any action with respect to any default of any Senior Indebtedness, as the holder of that Senior Indebtedness, in each case, may deem desirable without notice to or further assent from the Holder and without in each case or any manner impairing or affecting the Note or the rights of any of any holder of any Senior Indebtedness hereunder. Each holder of Senior Indebtedness will be entitled to the benefits of, and may directly enforce, the subordination provisions of the Notes.

(v) The provisions of this Section 2(b) are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 2(b) or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 2(b) of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the

Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 2(b) of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder.

(vi) Subject to the payment in full of all Senior Indebtedness or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the Holders of the Notes shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Section 2(b) (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 2(b), and no payments over pursuant to the provisions of this Section 2(b) to the holders of Senior Indebtedness by Holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

(vii) For the purposes of this Section 2(b) only, (1) the issuance and delivery of Junior Securities upon conversion of Notes in accordance with Section 5 shall not be deemed to constitute a payment or distribution on account of the principal of or premium or interest on Notes or on account of the purchase or other acquisition of Notes, (2) the payment, issuance or delivery of cash, property or securities (other than Junior Securities) upon conversion of a Note shall be deemed to constitute payment on account of the principal of such Note, and (3) the non-cash accrual of interest on the principal balance of the Notes or payment in kind of interest on the Notes shall not be prohibited under any circumstance. For the purposes of this Section 2(b), the term “Junior Securities” means (a) shares of any stock of any class of the Company and (b) securities of the Company which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 2(b). Nothing contained in this Section 2(b) or elsewhere in this Agreement or in the Notes is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the right, which is absolute and unconditional, of the Holder of any Note to convert such Note in accordance with Section 5.

(viii) Should any payment, distribution (in a Proceeding or otherwise) or other amount be received by the Holder upon or in respect to the Notes in contravention of the provisions hereof, the Holder will promptly pay what it has received over, and deliver it, to the holders of the Senior Indebtedness and, until it is so delivered, the Holder will hold the cash or other assets it has received in trust for the benefit of the holders of the Senior Indebtedness. Any taxes that have been withheld or deducted from any payment or distribution in respect of the Notes, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that the Holder of any Note receives for purposes of this Section 2(b).

(ix) For purposes of this Section 2(b), the words “payment,” “distribution” or “other amount” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation or other entity provided for by a plan of reorganization or readjustment which are subordinated in right of payment to all Senior Indebtedness which may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 2(b). The consolidation of the Company with, or the merger of the Company into, another person or entity or the conveyance, transfer or lease of its properties and assets substantially as an entirety to another person or entity upon the terms and conditions set forth in Section 11(l) or the liquidation or dissolution of the Company following any such conveyance, transfer or lease, shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this Section 2(b) if the person or entity formed by such consolidation or into which the Company is merged or the person or entity which acquires by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in Section 11(l).

(x) Upon any payment or distribution of assets of the Company referred to in this Section 2(b), the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person or entity making such payment or distribution, delivered to the Holders of Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 2(b).

(xi) Nothing contained in this Agreement or in any of the Notes shall affect the obligation of the Company to make, or prevent the Company from making, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 2(b)(i), payments of principal of, (premium, if any) or interest on the Notes.

(xii) Notwithstanding anything in this Agreement to the contrary, if a deposit referred to in Section 14(u)(i) is made to a Paying Agent with respect to any Note, then no money so deposited, and no proceeds thereof, will be subject to any rights of holders of Senior Indebtedness, including any such rights arising under this Section 2(b).

(c) Closing. The date and time of the Closing of the purchase and sale of the Notes (the “Closing Date”) shall be 10:00 a.m. (New York City time), on or after January 7, 2015, at the offices of Bryan Cave LLP, 161 North Clark Street, Suite 4300, Chicago, Illinois 60601, or at such other place or on such other date or dates as the parties may mutually agree. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Bridgeview, Illinois are authorized or required by law to remain closed.

(d) Purchase Price. The aggregate purchase price for the Notes to be purchased by the Buyer at the Closing (the “Purchase Price”) shall be $15,000,000, to be paid to the Company as set forth in Section 2(e) below.

(e) Payment. The Buyer shall pay or cause to be paid at Closing to the Company, an aggregate amount equal to the Purchase Price, payable to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions.

(f) Payments Free of Withholding; Additional Amounts. Each payment pursuant to Section 2(a)(ii) herein, except as required by applicable law, shall be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp, or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings imposed by the United States of America or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which the Company makes payment or payments are made on behalf of the Company (collectively, “Taxes”). In the event that the Company is required to withhold any amounts in respect of Taxes under applicable law, the Company shall (i) withhold or deduct any Taxes required to be withheld or deducted from any payment due hereunder, and (ii) the sum payable by the Company in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding (including any deduction or withholding of Taxes applicable to additional sums payable under this Section 2(f)), the relevant Holder of Notes, receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; provided, that no such additional amount shall be required to be paid to any Holder of Notes under this clause (ii) with respect to (a) any Taxes imposed under FATCA, or (b) any Taxes attributable to such Holder’s failure to comply with Section 2(h) below. The Company shall pay to the appropriate governmental authority any such Taxes withheld or deducted (or required to be withheld or deducted) before penalties are payable or interest accrues thereon, and if any such penalties are payable or any such interest accrues, the Company shall also make payment thereof when due to the appropriate governmental authority. Within thirty (30) days after each such payment of Taxes, penalties, or interest, the Company shall deliver to the relevant Holders of Notes a receipt evidencing such payment.

(g) Withholding Tax Certifications. Each Holder of Notes that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall deliver to the Company, (a) on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof, on the Closing Date), (b) on or prior to the date of the assignment pursuant to which it becomes a Holder of Notes (in the case of each other Holder of Notes), and (c) at such other times upon a reasonable request and as may be reasonably necessary in the determination of the Company, (i) two original copies of IRS Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), as applicable, properly completed and duly executed by such Holder, and/or such other documentation required under the Code to establish that such Holder is not subject to deduction or withholding of U.S. federal income tax with respect to any payments to such Holder of interest under any of the Transaction Documents, or (ii) if such Holder is not a “bank” or other person described in Section 881(c)(3) of the Code, a “Certificate re Non-Bank Status” together with two original copies of IRS Form W-8BEN (or any successor form), properly completed and duly executed by such Holder, and/or such other documentation required under the Code to establish that such Holder of Notes is not subject to deduction or withholding of U.S. federal income tax with respect to any payments of interest to such Holder. Each Holder of Notes that is a U.S. person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “U.S. Holder”) shall deliver to the Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Holder becomes a party to this Agreement) two original copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Holder, certifying that such U.S. Holder is entitled to an exemption from U.S. backup withholding tax.

3. REGISTER AND TRANSFER OF NOTES.

(a) Register of Notes. The Company, or an agent on its behalf, shall keep and maintain at its principal executive office a register on which it will record the Holders of the Notes from time to time, which shall be conclusive evidence of the ownership of the Notes (the “Register”). The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be provided by such Holder transferring such Note or Notes to the Company and registered in such Register. Prior to due presentment for registration of transfer, and registration and execution of such transfer, the person in whose name any Note is registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Holder of a Note, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in Treasury Regulations Section 5f.103-1(c), so that the Notes are considered to be issued in “registered form” pursuant to such Treasury Regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Notes will be considered to have been so issued.

(b) Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer, for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall (i) register such transfer in the Register and (ii) execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate Principal Amount equal to the unpaid Principal Amount of the surrendered Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

(c) Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Company in good faith does not register a transfer prior to receiving such notification, (b) makes such request to the Company prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “Protected Purchaser”) and (c) satisfies any other reasonable requirements of the Company. If required by the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company to protect the Company and each paying agent appointed by the Company and not affiliated with the Company to hold funds in trust to make payments when due to the Holders of amounts due and owing under the Notes as required hereunder (each a “Paying Agent”) from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note is an additional obligation of the Company. For the avoidance of doubt, the provisions of this Section 3(c) are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

(d) Outstanding Notes. Notes outstanding at any time are all Notes executed and delivered to Holders by the Company, except for those canceled by the Company and those delivered to the Company for cancellation. A Note does not cease to be outstanding because the Company or a person directly or indirectly controlling or controlled by or under direct or common control with such specified person (an “Affiliate”) of the Company holds the Note. If a Note is replaced pursuant to Section 3(c) (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Company receives proof satisfactory to the Company that the replaced Note is held by a Protected Purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 3(c). If a Paying Agent segregates and holds in trust, in accordance with this Agreement, on a Redemption Date or Maturity Date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Agreement, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

4. REDEMPTION AND REPURCHASE.

(a) No Optional Redemption. Prior to the Maturity Date, the Notes shall not be redeemable at the option of the Company. The Notes shall not have the benefit of a sinking fund.

(b) Optional Repurchase Upon a Fundamental Change.

(i) If a Fundamental Change occurs prior to the Maturity Date, each Holder of a Note shall have the right, at the option of the Holder, to require the Company to repurchase for cash all or any portion of the Notes of such Holder equal to $1,000 principal amount (or an integral multiple thereof) at the Fundamental Change Repurchase Price, on the date that is not less than thirty (30) days nor more than forty-five (45) days after the date of the Fundamental Change Company Notice pursuant to subsection 4(b)(ii) hereof (the “Fundamental Change Repurchase Date”).

(ii) If a Fundamental Change occurs, on or after, and no later than the 30th day after, the Fundamental Change Effective Date, the Company shall mail a written notice of the Fundamental Change and of the resulting repurchase right to the Paying Agent and to each Holder (the “Fundamental Change Company Notice”). The Fundamental Change Company Notice shall include the form of a Fundamental Change Repurchase Notice to be completed by the Holder and shall state:

(1) the events causing such Fundamental Change;

(2) the date of such Fundamental Change;

(3) the last date by which the Fundamental Change Repurchase Notice must be delivered to elect the repurchase option pursuant to this Section 4(b);

(4) the Fundamental Change Repurchase Date;

(5) the Fundamental Change Repurchase Price;

(6) the Holder’s right to require the Company to purchase the Notes;

(7) the then effective Conversion Rate and any adjustments to the Conversion Rate resulting from such Fundamental Change;

(8) the procedures that the Holder must follow to exercise rights under this Section 4 hereof and that Notes as to which a Fundamental Change Repurchase Notice has been given may be converted into Common Stock pursuant to Section 5 hereof only to the extent that the Fundamental Change Repurchase Notice has been withdrawn in accordance with the terms of this Agreement;

(9) the procedures that the Holder must follow to exercise rights under this Section 4(b);

(10) the procedures for withdrawing a Fundamental Change Repurchase Notice; and

(11) that, unless the Company fails to pay such Fundamental Change Repurchase Price, Notes covered by any Fundamental Change Repurchase Notice will cease to be outstanding and interest will cease to accrue on and after the Fundamental Change Repurchase Date.

(iii) A Holder may exercise its rights specified in Section 4(b)(ii)(1) hereof upon delivery of a written notice of the exercise of such rights (a “Fundamental Change Repurchase Notice”) to the Company and any Paying Agent at any time prior to the close of business on the Business Day next preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law.

(iv) The Fundamental Change Repurchase Notice shall state: (A) the portion of the Principal Amount of the Note which the Holder will deliver to be purchased and (B) that such Note shall be purchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Notes and in this Agreement.

(v) The delivery of a Note for which a Fundamental Change Repurchase Notice has been timely delivered to any Paying Agent and not validly withdrawn prior to, on or after the Fundamental Change Repurchase Date (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Repurchase Price therefor.

(vi) The Company shall only be obliged to purchase, pursuant to this Section 4(b)(iii), a portion of a Note if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000.

(vii) Notwithstanding anything herein to the contrary, any Holder delivering the Fundamental Change Repurchase Notice contemplated by this Section 4(b)(iii) shall have the right to withdraw such Fundamental Change Repurchase Notice in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof at any time prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent.

(viii) A Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written withdrawal thereof.

5. CONVERSION OF THE NOTES.

(a) Conversion Privilege and Conversion Rate.

(i) Subject to and upon compliance with the provisions of this Section 5, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 in principal amount or an integral multiple thereof) of such Note (i) subject to satisfaction of one or more of the conditions described in Section 5(a)(i)(1), (2), (3), or (4), at any time prior to the close of business on the Business Day immediately preceding July 6, 2020 under the circumstances and during the periods set forth in Section 5(a)(i)(1), (2), (3), or (4), and (ii) on or after July 6, 2020 until the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, at the Conversion Rate, subject to adjustment as provided in this Section 5, and the settlement provisions of Section 5(c), the “Conversion Obligation”.

(1) If, prior to the close of business on the Business Day immediately preceding July 6, 2020, the Company elects to:

(A) distribute to all or substantially all Shareholders any rights, options or warrants entitling them, for a period of not more than 45 calendar days from the declaration date for such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Quoted Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the declaration date for such distribution; or

(B) distribute to all or substantially all Shareholders the Company’s assets, debt securities or rights to purchase securities of the Company, which distribution has a per share value, as reasonably determined in good faith by the Board of Directors, whose determination shall be evidenced by a certificate delivered to each Holder that shall be signed by two officers of the Company, including at least one of the Company’s principal executive officer, principal financial officer or principal accounting officer), exceeding 10% of the Quoted Price of the Common Stock on the Trading Day immediately preceding the declaration date for such distribution, then, in either case, the Company shall notify all Holders of the Notes at least 30 Scheduled Trading Days prior to the “ex” date for such issuance or distribution, in accordance with Section 14(f). Once the Company has given such notice, Holders may surrender their Notes for conversion at any time until the earlier of:

1. the close of business on the Business Day immediately preceding the “ex” date for such issuance or distribution; and

2. the Company’s declaration that such issuance or distribution will not take place.

(2) Prior to the close of business on the Business Day immediately preceding July 6, 2020, if:

(A) a transaction or event that constitutes a Fundamental Change occurs; or

(B) a transaction or event that constitutes a Make-Whole Fundamental Change occurs; or

(C) if the Company is a party to a consolidation, merger, combination, statutory or binding share exchange or similar transaction involving the Company, pursuant to which the Common Stock would be converted into, or exchanged for, cash, securities or other property or assets, or any sale, conveyance, lease or other transfer or similar transaction in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, the Notes may be surrendered by a Holder for conversion at any time from or after the date that is 30 Scheduled Trading Days prior to the anticipated effective date of the transaction (or, if later, the Business Day after the Company gives notice of such transaction) until the close of business on the 35th Trading Day after the actual effective date of such transaction or, if such transaction also constitutes a Fundamental Change, until the close of business on the Business Day immediately preceding the relevant Fundamental Change Repurchase Date. The Company shall notify Holders as promptly as practicable following the date the Company publicly announces such transaction; provided that the Company shall deliver such notice in no event later than the actual effective date.

(3) Prior to the close of business on the Business Day immediately preceding July 6, 2020, a Holder may surrender its Notes for conversion during any calendar quarter commencing after the calendar quarter ending on March 31, 2015 (and only during such calendar quarter), if the Quoted Prices of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day. The Company shall determine at the beginning of each calendar quarter commencing after March 31, 2015 whether the Notes may be surrendered for conversion in accordance with this Section 5(a)(i)(3) and shall notify the Holders if the Notes become convertible in accordance with this Section 5(a)(i)(3), within five Business Days of the Notes so becoming convertible, in accordance with Section 14(f).

(4) Prior to the close of business on the Business Day immediately preceding July 6, 2020, a Holder of Notes may surrender its Notes for conversion during the five Business Day period immediately after any five consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder of Notes in accordance with this Section 5(a)(i)(4), for each Trading Day of the Measurement Period was less than 98% of the product of the Quoted Price of the Common Stock on such Trading Day and the Conversion Rate on such Trading Day, subject to compliance with the procedures and conditions described in this Section 5(a)(i)(4). The Company shall provide written notice to the Solicitation Bid Agent of the three independent nationally recognized securities dealers selected by the Company pursuant to the definition of Trading Price, along with appropriate contact information for each. The Solicitation Bid Agent (if other than the Company) shall have no obligation to determine the Trading Price per $1,000 principal amount of Notes unless the Company has requested such determination, and the Company shall have no obligation to make such request (or, if the Company is acting as Solicitation Bid Agent, the Company shall have no obligation to determine the Trading Price) unless a Holder provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the product of the Quoted Price of the Common Stock and the Conversion Rate. At such time, the Company shall instruct the Solicitation Bid Agent to (or, if the Company is acting as Solicitation Bid Agent, the Company shall) determine the Trading Price per $1,000 principal amount of Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Quoted Price of the Common Stock and the Conversion Rate. If the Trading Price condition set forth above has been met on any Trading Day, the Company shall so notify the Holders in writing on such Trading Day, in accordance with Section 14(f). If, at any time after the Trading Price condition set forth above has been met, the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Quoted Price of the Common Stock and the Conversion Rate for such Trading Day, the Company shall promptly so notify the Holders of the Notes, in accordance with Section 14(f). If the Company does not, when it is required to, instruct the Solicitation Bid Agent to (or, if the Company is acting as Solicitation Bid Agent, the Company does not) obtain bids, or if the Company instructs the Solicitation Bid Agent to determine the Trading Price per $1,000 principal amount of Notes when obligated as provided in the preceding sentence and the Solicitation Bid Agent fails to make such determination, then, in either case, the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Quoted Price of the Common Stock and the Conversion Rate on each Trading Day of such failure.

(ii) Provisions of this Agreement that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

(iii) A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes into Common Stock.

(iv) The Conversion Rate shall be adjusted in certain instances as provided in Section 5(a)(v) and Section 5(g) hereof.

(v) If prior to the Maturity Date there shall have occurred a Make-Whole Fundamental Change, then, with respect to Holders of Notes who convert their Notes such that the Conversion Date therefor is during the period beginning on the Make-Whole Fundamental Change Effective Date and ending at the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change other than a Fundamental Change, the 35th Trading Day immediately following the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change), the Conversion Rate shall be increased for such Notes by an amount of additional shares of Common Stock (“Additional Shares”) as specified below, with the related Conversion Obligation to be satisfied by Stock Settlement, Cash Settlement or Combination Settlement in accordance with Section 5(c) based on the Conversion Rate as increased to reflect the Additional Shares. With respect to any Make-Whole Fundamental Change, the number of Additional Shares per $1,000 principal amount of Notes by which the Conversion Rate shall be so increased on any date on or after the Make-Whole Fundamental Change Effective Date for such Make-Whole Fundamental Change shall be determined by reference to the table attached hereto as Annex II, as in effect at the close of business on such Make-Whole Fundamental Change Effective Date, based on the Make-Whole Fundamental Change Effective Date and the price (as specified below, the “Stock Price”) paid (or deemed to be paid) per share of Common Stock in such Make-Whole Fundamental Change; provided, however, that if the Stock Price or Make-Whole Fundamental Change Effective Date are not set forth on the table: (i) if the actual Stock Price is between two Stock Prices on the table or the actual Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates on the table, the Additional Shares will be determined by a straight-line interpolation between the Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Make-

Whole Fundamental Change Effective Dates on the table based on a 365-day year, as applicable, (ii) if the Stock Price on the Make-Whole Fundamental Change Effective Date exceeds $60.00 per share, subject to adjustment as set forth herein, no Additional Shares will be delivered, and (iii) if the Stock Price is less than $11.11 per share, subject to adjustment as set forth herein, no Additional Shares will be delivered. If Holders of the Common Stock receive only cash in the Make-Whole Fundamental Change, the “Stock Price” shall be the cash amount paid per share of the Common Stock in connection with the Make-Whole Fundamental Change. Otherwise, the “Stock Price” shall be equal to the average Quoted Prices of the Common Stock for each of the 10 Trading Days immediately preceding, but not including, the applicable Make-Whole Fundamental Change Effective Date ; provided, however, that if the “ex” date for any other event (other than the Make-Whole Fundamental Change) that requires an adjustment to the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs on or after the 10th Trading Day prior to, and on or prior to, the Make-Whole Fundamental Change Effective Date, the Quoted Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) as a result of such other event.

The Stock Prices set forth in the first row of the table attached hereto as Annex II and specified in clauses (ii) and (iii) of the preceding paragraph will be adjusted as of the “ex” date for any event in respect of which the Conversion Rate of the Notes is adjusted as set forth in Section 5(g). The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment to the Conversion Rate giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table attached hereto as Annex II will be adjusted as of the time at which, and in the same manner as, the Conversion Rate is adjusted as set forth in Section 5(g). If the Conversion Rate is adjusted pursuant to Section 5(g) at any time after the Make-Whole Fundamental Change Effective Date for any Make-Whole Fundamental Change, then, with respect to any date on or after the time at which such adjustment is effective, the number of Additional Shares with respect to such Make-Whole Fundamental Change by which the Conversion Rate shall be increased on such date (as determined as specified above) shall be adjusted in same manner as the Conversion Rate is so adjusted.

Notwithstanding the foregoing paragraph, in no event will the total number of shares of Common Stock issuable upon conversion of a Note exceed 90.00 per $1,000 principal amount, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 5(g).

No later than five Business Days after the Make-Whole Fundamental Change Effective Date with respect to any Make-Whole Fundamental Change, the Company shall deliver notice to each Holder, which notice will state that a Make-Whole Fundamental Change has occurred and the Make-Whole Fundamental Change Effective Date thereof and specify the Additional Shares per $1,000 principal amount of any Note.

Nothing in this Section 5(a)(v) shall prevent an adjustment to the Conversion Rate pursuant to Section 5(g) in respect of a Make-Whole Fundamental Change.

(b) Conversion Procedure.

(i) To convert a Note, a Holder must (1) complete and manually sign the conversion notice on the back of the Note (the “Conversion Notice”) and deliver such notice to the Company and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock and any cash to be delivered upon settlement of the Conversion Obligation to be delivered and registered or paid, as applicable, (2) surrender the Note to the Company, (3) furnish appropriate endorsements and transfer documents if reasonably required by the Company, and (4) pay all transfer or similar taxes, if required pursuant to Section 5(e). The date on which the Holder of a Note satisfies all of those requirements (or, if such date is not a Business Day, the next following Business Day) is the “Conversion Date” with respect to such Note, and any conversion of a Note will be deemed to occur at the close of business on the Conversion Date applicable to such Note. If, at any time the last date on which any Note may be converted is not a Business Day, such Note may be converted on the immediately following Business Day and, as of such date, such Person’s rights as a Holder of such Note shall cease. Upon the conversion of a Note, the Company will deliver the Settlement Amount and cash in lieu of fractional shares on the requisite delivery and payment dates specified in Section 5(c)(i)(6).

(ii) The person in whose name certificates for the shares of Common Stock are issuable upon conversion of a Note, in the case of a Stock Settlement or a Combination Settlement, in accordance with Section 5(c)(i)(4) shall be deemed to be a holder of record of such Common Stock on the close of business on the Conversion Date (in the case of Stock Settlement) or the Settlement Date (in the case of Combination Settlement) with respect to such converted Note, except as otherwise provided in Section 5(g)(ii); provided, however, that if the Settlement Date with respect to any converted Note would otherwise be on a date when the stock transfer books of the Company shall be closed, then the person in whose name such certificates are so issuable shall be the holder of record of such Common Stock at the close of business on the next succeeding day on which such stock transfer books are open. Upon conversion of a Note, such person shall no longer be a Holder of such Note; provided, however, that the converting Holder shall have the right to receive the Settlement Amount due upon conversion.

(iii) If a Holder converts more than one Note at the same time, the number of shares of Common Stock issuable upon the conversion (and the amount of any cash in lieu of fractional shares pursuant to Section 5(d) hereof) shall be based on the aggregate principal amount of all Notes so converted.

(iv) In the case of any Note which is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, without service charge, a new Note or Notes of authorized denominations in an aggregate principal amount equal to, and in exchange for, the unconverted portion of the principal amount of such Note. A Note may be converted in part, but only if the principal amount of such part is an integral multiple of $1,000 and the principal amount of such Note to remain outstanding after such conversion is equal to $1,000 or any integral multiple of $1,000 in excess thereof.

(v) No Holder may surrender Notes for conversion if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 4(b)(vii).

(c) Settlement of Conversion Obligation. The provisions of this Section 5(c) shall be subject to the provisions of this Section 5(c), 5(g), and 5(k).

(i) Upon conversion of any Note, the Company may choose to satisfy its Conversion Obligation by paying or delivering, as the case may be, to converting Holders, in respect of each $1,000 principal amount of Notes being converted, either (1) solely cash (“Cash Settlement”), (2) shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 5(d) (“Stock Settlement”) or (3) a combination of cash and shares of Common Stock, if any, with a particular Specified Dollar Amount, together with cash, if applicable, in lieu of any fractional shares (“Combination Settlement” and each of Cash Settlement, Stock Settlement, and Combination Settlement, a “Settlement Method”), as set forth in this Section 5(c).

(1) All conversions with a Conversion Date on or after the Final Settlement Method Election Date shall be settled using the same Settlement Method. If the Company has not delivered to all Holders a written notice of its election of a Settlement Method on or prior to the Final Settlement Method Election Date, the Company shall, with respect to any conversions on or after the Final Settlement Method Election Date, be deemed to have elected to satisfy its conversion obligation using Combination Settlement with a Specified Dollar Amount of $1,000, unless the Company has previously irrevocably elected another Settlement Method or Combination Settlement with a different Specified Dollar Amount as described in Section 5(c)(i)(3).

(2) For all conversions prior to the Final Settlement Method Election Date, the Company shall use the same Settlement Method for all conversions occurring on any given Conversion Date. Except for any conversions that occur on or after the Final Settlement Method Election Date, or following any Irrevocable Election as described in Section 5(c)(i)(3), the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates. If the Company elects a particular Settlement Method in connection with any conversion prior to the Final Settlement Method Election Date, unless the Company has previously made an Irrevocable Election pursuant to Section 5(c)(i)(3), the Company shall inform Holders so converting of the Settlement Method the Company has selected (including the Specified Dollar Amount, if applicable), no later than the close of business on the second Trading Day immediately following the related Conversion Date. If the Company does not timely make such an election, or if the Company elects Combination Settlement in respect of its conversion obligation, but the Company does not timely notify converting Holders of the Specified Dollar Amount per $1,000 principal amount of Notes, the Company shall be deemed to have elected Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes with respect to such conversion.

(3) Prior to the Final Settlement Method Election Date, the Company may, by written notice to Holders, at its option irrevocably elect Stock Settlement, Cash Settlement or Combination Settlement with a particular Specified Dollar Amount, for all conversions with a Conversion Date subsequent to the Company’s delivery of such notice (any such election, an “Irrevocable Election”).

(4) The amount of cash, if any, and the number of shares of Common Stock, if any, that the Company is required to pay or deliver, as the case may be, in respect of any conversion of Notes (the “Settlement Amount”) shall be as follows:

(A) if the Company elects to satisfy its conversion obligation through Stock Settlement, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted certificates for a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (together with cash in lieu of fractional shares as set forth in Section 5(d));

(B) if the Company elects to satisfy its conversion obligation through Cash Settlement, the Company shall pay to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 15 consecutive Trading Days during the related Determination Period; and

(C) if the Company elects (or is deemed to have elected) to satisfy its conversion obligation through Combination Settlement, the Company shall deliver to Holders, in respect of each $1,000 principal amount of Notes being converted, an amount of cash and certificates for shares of Common Stock equal to the sum of the Daily Settlement Amounts for each of the 15 consecutive Trading Days during the related Determination Period (together with cash in lieu of fractional shares as set forth in Section 5(d)).

(5) The “Daily Settlement Amount” for each of the 15 consecutive Trading Days of the applicable Determination Period, will consist of:

(A) cash equal to the lesser of (i) a dollar amount per $1,000 principal amount of securities to be received upon conversion as specified by the Company pursuant to Section 5(c)(i)(1) or Section 5(c)(i)(2), as the case may be (the “Specified Dollar Amount”), if any, divided by 15 (such quotient being referred to as the “Daily Measurement Value”) and (ii) the Daily Conversion Value; and

(B) certificates for a number of shares of Common Stock equal to the Daily Share Amount.

(6) The Company shall effect payment or delivery, as the case may be, of the Settlement Amount due upon conversion on or before the date three Business Days after the applicable Settlement Date.

(7) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last VWAP Trading Day of the applicable Determination Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and, if applicable, the amount of cash payable in lieu of any fractional share, the Company shall notify the Holders of the Notes of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and, if applicable, the amount of cash payable in lieu of fractional shares of Common Stock.

(ii) Any cash amounts due upon conversion by a Holder of Notes surrendered for conversion shall be paid by the Company to such Holder, or such Holder’s nominee or nominees, as set forth in the Conversion Notice. In addition, the Company shall issue, or shall cause to be issued, any shares of Common Stock due upon conversion to such Holder, or such Holder’s nominee or nominees, as set forth in the Conversion Notice.

(iii) Upon conversion, a Holder shall not receive any additional cash payment for accrued and unpaid Interest, if any, and the Company shall not adjust the Conversion Rate to account for accrued and unpaid Interest. The Company’s settlement of the conversion of a Note pursuant to this Section 5(c) shall be deemed to satisfy its obligation to pay the principal amount of such Note and accrued and unpaid Interest thereon, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of a Note into a combination of cash and shares of Common Stock, accrued and unpaid Interest shall be deemed to be paid first out of the cash paid upon such conversion.

(d) Fractional Shares. The Company will not issue fractional shares of Common Stock upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. In lieu of any fractional shares, the Company will pay an amount in cash equal to the product of (i) such fraction of a share and (ii) the Daily VWAP of the Common Stock on the applicable Conversion Date (if Stock Settlement) or the last VWAP Trading Day of the applicable Determination Period (if Combination Settlement).

(e) Taxes On Conversion. If a Holder converts a Note, the Company shall pay any transfer, stamp or similar taxes or duties related to the issue or delivery of shares of Common Stock upon such conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay such tax. Nothing herein shall preclude any tax withholding required by law or regulation.

(f) Company To Provide Stock.

(i) The Company shall (a) reserve, out of its authorized but unissued shares that are not reserved for other purposes, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion and (b) from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the conversion in full of all Notes (assuming, in the case of clause (a) or (b) that at the time of computation of such number of shares, all such Notes would be converted by a single Holder of the Notes and that Physical Settlement is applicable, and including the maximum number of Additional Shares that could be included in the Conversion Rate for a conversion in connection with a Make-Whole Fundamental Change).

(ii) The Company shall cause all shares of Common Stock delivered upon conversion of the Notes to be newly issued shares, duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights, free of any lien or adverse claim, and free of restrictions on transfer and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

(iii) The Company shall comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company covenants that all shares of Common Stock will, at all times that Notes are convertible, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed. The Company covenants that the stock certificates issued to evidence any shares of Common Stock issued upon conversion of Notes will comply with the Michigan General Corporate Statute and any other applicable law. The Company further covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion (other than solely as a result of the status of the converting Holder as an affiliate of the Company), the Company will secure such registration or approval, as the case may be.

(g) Adjustment of Conversion Rate.

(i) The Conversion Rate shall be adjusted from time to time as follows:

(1) If the Company shall pay a dividend or make a distribution to all or substantially all Shareholders in, or otherwise makes or issues a dividend or distribution on any class of its Capital Stock payable in, shares of Common Stock (other than a dividend or distribution upon a Share Exchange Event to which Section 5(k) applies), the Conversion Rate in effect immediately prior to the Record Date for the determination of Shareholders entitled to receive such dividend or other distribution shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction of which the numerator of shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of shares of Common Stock constituting such dividend or other distribution and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date. Such adjustment shall be made successively whenever any such dividend or distribution is made and shall become effective immediately after the open of business on the date after such Record Date. If any dividend or distribution of the type described in this Section 5(g)(i)(1) is declared but not so paid or made, the Conversion Rate shall again be adjusted as to any Note that has not been converted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(2) If the Company shall subdivide its outstanding Common Stock into a greater number of shares, or combine its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to the day upon which such subdivision or combination becomes effective shall be, in the case of a subdivision of Common Stock, proportionately increased and, in the case of a combination of Common Stock, proportionately reduced. Such adjustment shall be made successively whenever any such subdivision or combination of the Common Stock occurs and shall become effective immediately after the open of business on the date after the date upon which such subdivision or combination becomes effective.

(3) If the Company shall issue rights or warrants to all or substantially all Shareholders entitling them (for a period expiring within 45 days after such issuance) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Common Stock on the Record Date for the determination of Shareholders entitled to receive such rights or warrants, the Conversion Rate in effect immediately prior thereto shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of additional shares of Common Stock that such rights or warrants entitle holders thereof to subscribe for or purchase (or into which such convertible securities are convertible) and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered for subscription or purchase, which shall be determined by multiplying the number of shares of Common Stock issuable upon conversion of such convertible securities by the conversion price per share of Common Stock pursuant to the terms of such convertible securities) would purchase at the Current Market Price per share of Common Stock on such Record Date. Such adjustment shall be made successively whenever any such rights or warrants (or convertible securities) are issued, and shall become effective immediately prior to the open of business on the date after such Record Date. To the extent that shares of Common Stock (or securities convertible into Common Stock) are not delivered prior to the expiration of such rights or warrants, the Conversion Rate shall be readjusted as to any Note that has not been converted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted as to any Note that has not been converted to be the Conversion Rate that would then be in effect if the Record Date for the determination of Shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the Shareholders to subscribe for or purchase shares of Common Stock at a price less than the Current Market Price per share of Common Stock and in determining the aggregate offering price of the total number of shares of Common Stock so offered, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be reasonably determined in good faith by the Board of Directors, whose determination shall be evidenced by a certificate delivered to each Holder that shall be signed by two officers of the Company, at least one of whom shall be the Company’s principal executive officer, principal financial officer or principal accounting officer.

(4) If the Company shall make a dividend or other distribution to all or substantially all Shareholders of Capital Stock (other than Common Stock) or evidences of indebtedness or other assets of the Company (excluding (x) any issuance of rights or warrants for which an adjustment was made pursuant to Section 5(g)(i)(3) hereof, (y) dividends or distributions in connection with a Share Exchange Event to which Section 5(k) applies or (z) any dividend or distribution paid exclusively in cash for which an adjustment was made pursuant to Section 5(g)(i)(6) hereof) (the “Distributed Securities”), then in each such case the Conversion Rate in effect immediately prior to the Record Date fixed for the determination of Shareholders entitled to receive such dividend or distribution shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on such Record Date and of which the denominator shall be Current Market Price per share on such Record Date less the fair market value (as reasonably determined in good faith by the Board of Directors, whose determination shall be evidenced by a certificate delivered to each Holder that shall be signed by two officers of the Company, at least one of whom shall be the Company’s principal executive officer, principal financial officer or principal accounting officer) on such Record Date of the portion of the Distributed Securities so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding at the close of business on such Record Date). Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately prior to the open of business on the date after the Record Date for the determination of Shareholders entitled to receive such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted as to any Note that has not been converted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

If the fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a Note shall have the right to receive upon conversion the amount of Distributed Securities so distributed that such Holder would have received had such Holder converted such Note immediately prior to such Record Date. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 5(g)(i)(4) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

Notwithstanding the foregoing, if the securities distributed by the Company to all or substantially all Shareholders consist of Capital Stock of, or similar equity interests in, a Subsidiary or other business unit of the Company that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (the “Spinoff Securities”), the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect immediately prior to the Record Date fixed for the determination of Shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the sum of (A) the average Quoted Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on the first Trading Day that is, or next follows, the “ex” date for such distribution on The NASDAQ Capital Market or such other U.S. national or regional exchange or market on which the Common Stock is then listed or quoted and (B) the average of the Quoted Prices over the Spinoff Valuation Period of the Spinoff Securities multiplied by the number of Spinoff Securities distributed in respect of one share of Common Stock and the denominator of which shall be the average Quoted Price of one share of Common Stock over the Spinoff Valuation Period, such adjustment to become effective immediately prior to the open of business on the date after the Record Date for the determination of Stockholders entitled to receive Spinoff Securities in such distribution. With respect to any Note converted such that the Conversion Date therefor would otherwise be on or after the first Trading Day, but prior to the last Trading Day, of a Spinoff Valuation Period, solely as to such Note, such Spinoff Valuation Period shall instead end on such Conversion Date. With respect to any converted Note as to which Cash Settlement or Combination Settlement applies and the first day of any Spinoff Valuation Period is prior to, and the last day of such Spinoff Valuation Period is after, the last day of the related Determination Period, solely as to such Note, such Spinoff Valuation Period shall instead end on the last day of such Determination Period. If the “ex” date for any event (other than the distribution of Spinoff Securities requiring an adjustment pursuant to this paragraph) that requires an adjustment of the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs during the Spinoff Valuation Period for such distribution, the Quoted Price of the Common Stock for each Trading Day on or after the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Rate is so required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event. If the “ex” date for any event involving Spinoff Securities that would (if the Conversion Obligation (and the provisions of this Section 5) were in respect of Spinoff Securities instead of Common Stock) require an adjustment of the Conversion Rate pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6) occurs during the Spinoff Valuation Period for such distribution, the Quoted Price of the Spinoff Securities for each Trading Day on or after the “ex” date for such other event shall be adjusted by multiplying such Quoted Price by the same fraction by which the Conversion Rate would so be required to be adjusted pursuant to Section 5(g)(i)(1), (2), (3), (4), (5), or (6), as applicable, as a result of such other event (if the Conversion Obligation (and the provisions of this Section 5) were in respect of Spinoff Securities instead of Common Stock).

(5) If the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all Shareholders a payment consisting exclusively of cash, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying such Conversion Rate in effect immediately prior to the close of business on the Record Date for such Triggering Distribution (a “Determination Date”) by a fraction of which the numerator shall be such Current Market Price per share of the Common Stock on the Determination Date and the denominator of which shall be the Current Market Price per share of the Common Stock on the Determination Date less the amount of such cash dividend or distribution applicable to one share of Common Stock, such increase to become effective immediately prior to the open of business on date after the Record Date for such Triggering Distribution. If the amount of cash dividend or distribution applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on the Determination Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of a Note shall have the right to receive upon conversion the amount of cash so distributed that such Holder would have received had such Holder converted such Note immediately prior to such Determination Date. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted as to any Note that has not been converted to be the Conversion Rate that would then be in effect if such divided or distribution had not been declared.

(6) If any Tender Offer made by the Company or any of its Subsidiaries for all or any portion of Common Stock shall expire, then, if the Tender Offer shall require the payment to Shareholders of consideration per share of Common Stock having a fair market value (determined as provided below) that exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) tenders could have been made pursuant to such Tender Offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction of which the numerator shall be equal to (A) the product of (x) the number of shares of Common Stock outstanding (excluding any Purchased Shares (as defined below) and excluding any shares held in the treasury of the Company) at the Expiration Time and (y) the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Date plus (B) the fair market value of the aggregate consideration (the fair market value as reasonably determined in good faith by the Board of Directors, whose determination shall be evidenced by a certificate delivered to each Holder that shall be signed by (i) the principal executive officer, principal financial officer or principal accounting officer of the Company and (ii) one other officer of the Company) payable to Shareholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and the denominator of which shall be equal to the product of (A) the number of shares of Common Stock outstanding (including any Purchased Shares but excluding any shares held in the treasury of the Company) at the Expiration Time multiplied by (B) the Current Market Price per share of the Common Stock on the Trading Day next succeeding the Expiration Date, such increase to become effective immediately prior to the open of business on the day following the Expiration Date. With respect to any Note converted such that the Conversion Date therefor would not otherwise be on or after the first Trading Day, but prior to the last Trading Day, of the Tender Offer Valuation Period, solely as to such Note, such Tender Offer Valuation Period shall instead end on such Conversion Date. With respect to any converted Note as to which Cash Settlement or Combination Settlement applies and the first day of any Tender Offer Valuation Period is after, the last day of the related Determination Period, solely as to such Note, such Tender Offer Valuation Period shall instead end on the last day of such Determination Period. In the event that the Company is obligated to purchase shares pursuant to any such Tender Offer, but the Company is permanently prevented by applicable law from effecting any or all such Purchases or any or all such Purchases are rescinded, the Conversion Rate shall again be adjusted as to any Note that has not been converted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 5(g)(i)(6) to any Tender Offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such Tender Offer under this Section 5(g)(i)(6).

(7) For purposes of this Section 5, the term “Tender Offer” shall mean and include both tender offers and exchange offers, all references to “Purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “Tendered Shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(ii) In any case in which this Section 5(g) shall require that an adjustment be made following a Record Date, a Determination Date or Expiration Date, as the case may be, established for the purposes specified in this Section 5(g), the Company may elect to defer (but only until five Business Days following the mailing by the Company of the notice of adjustment described in Section 5(i) hereof) issuing to the Holder of any Note converted after such Record Date, Determination Date or Expiration Date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion only on the basis of the Conversion Rate prior to adjustment; and, in lieu of any shares of Common Stock the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares of Common Stock. If any distribution in respect of which an adjustment to the Conversion Rate is required to be made as of the Record Date, Determination Date or Expiration Date

therefor is not thereafter made or paid by the Company for any reason, the Conversion Rate shall be readjusted as to any Note that has not been converted to the Conversion Rate which would then be in effect if such Record Date had not been fixed or such Record Date, Determination Date or Expiration Date had not occurred.

(iii) For purposes of this Section 5(g), “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the Shareholders have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of Shareholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board of Directors or by statute, contract or otherwise).

(iv) For purposes of this Section 5, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(v) For purposes solely of this Section 5(g), the number of shares of Common Stock which the holder of any Note would have been entitled to receive had such Note been converted in full at any time or into which any Note was converted at any time shall be determined assuming such Note was convertible in full at such time, although such Note may not be convertible in full at such time pursuant to Section 5(a).

(vi) Irrespective of any adjustment in the Conversion Rate applicable or the amount or kind of shares into which the Notes are convertible, certificates evidencing Notes theretofore or thereafter issued may continue to express the same Conversion Rate initially applicable or amount or kind of shares initially issuable upon conversion of the Notes pursuant to this Agreement.

(h) No Adjustment. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided, however, that any adjustments which would be required to be made but for this Section 5(h) shall be carried forward and made, regardless of whether the aggregate adjustment is less than 1%, (i) on each anniversary of the Closing Date and (ii) on the Conversion Date for any Notes. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-ten thousandth of a share, as the case may be, with one half cent and 0.00005 of a share, respectively, being rounded upward.

(i)	Notice of Adjustment. Upon the occurrence of each adjustment of the Conversion Rate pursuant to Section 5(g), the Company at its expense shall promptly:

(i) compute such adjustment in accordance with the terms hereof;

(ii) after such adjustment becomes effective, deliver to all Holders in accordance with Section 14(f) a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Notes shall be convertible and the Conversion Rate) and showing in detail the facts upon which such adjustment is based; and

(iii) deliver to each Holder a certificate of the Treasurer of the Company setting forth the Conversion Rate and the number of shares of Common Stock into which each Security is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the Current Market Price of the Common Stock or the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined).

(j) Notice of Certain Transactions. In case of any:

(i) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 5(a)(v) or Section 5(g);

(ii) Share Exchange Event; or

(iii) voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Agreement), the Company shall deliver to all Holders in accordance with Section 14(f) a notice stating (x) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the Shareholders of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, (y) the date on which such Share Exchange Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that Shareholders of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Share Exchange Event, dissolution, liquidation or winding-up; or (z) the date on which such Tender Offer commenced, the date on which such Tender Offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any action covered by clause (x) above, at least 10 days prior to the Record Date for determining Shareholders for purposes of such action or, in the case of any action covered by clauses (y) through (z) above, at least 20 days prior to the applicable effective or expiration date specified above or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule l0b-17 under the Exchange Act. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Share Exchange Event, dissolution, liquidation or winding-up.

If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 5(j) prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 14(f) hereof.

(k) Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale. In the case of:

A.	any recapitalization, reclassification or change of the Common Stock (other than changes resulting from solely a subdivision or combination);

B.	any consolidation, merger, combination, statutory or binding share exchange or similar transaction involving the Company; or

C.	any sale, conveyance, lease or other transfer or similar transaction to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole,

in each case, as a result of which the Common Stock is converted into, or exchanged for, cash, securities or other property or assets (any such event, a “Share Exchange Event,” and any such cash, securities or other property or assets, the “Reference Property,” and the amount of Reference Property that a holder of one share of Common Stock immediately prior to such Share Exchange Event would have been entitled to receive upon the occurrence of such Share Exchange Event, a “Unit of Reference Property”), then, (x) at and after the effective time of such Share Exchange Event, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Section 5, a Holder’s right to convert a Note into shares of Common Stock (unless the Company elects to deliver cash in lieu of all or a portion of such shares in accordance with Section 5(c)) shall be changed into a right to convert a Note into units of Reference Property (unless the obligor elects to deliver cash in lieu of all or a portion of such units of Reference Property in accordance with Section 5(c)) and (y) the Company or the successor or purchasing company, as the case may be, shall execute with the Holders of Notes an amendment or supplement hereto so providing and further providing that the rights and obligations of the Company or the successor or purchasing company, as the case may be, and the Holders in respect of Reference Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock hereunder as set forth in Section 5(a) hereof and elsewhere herein; provided, however, that at and after the effective time of the Share Exchange Event:

(i) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 5(c);

(ii) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 5(c) (subject to the Company’s right to elect to deliver cash in lieu of all or a portion of such shares in accordance with Section 5(c)) shall instead be deliverable in units of Reference Property (subject to the obligor’s right to elect to deliver cash in lieu of all or a portion of such units of Reference Property in accordance with Section 5(c)); and

(iii) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

Such amendment or supplement hereto described above shall provide for anti-dilution and other adjustments for events subsequent to the effective date of the Share Exchange Event that shall be as nearly equivalent as possible to the adjustments provided for in this Section 5. If the Reference Property in respect of any Share Exchange Event includes shares of stock, securities or other property or assets of a company other than the Company or the successor or purchasing company, as the case may be, in such Share Exchange Event, then such other company shall also execute such amendment or supplement hereto, and such amendment or supplement shall contain such additional provisions to protect the interests of the Holders of Notes, including the right of Holders of Notes to require the Company to purchase their Notes upon a Fundamental Change pursuant to Section 4, as the Board of Directors reasonably considers necessary by reason of the foregoing.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of Shareholder election), then:

(i) the amount and kind of Reference Property into which the Notes will be convertible shall be deemed to be (A) the weighted average of the types and amounts of consideration received by the Shareholders that affirmatively make such an election or (B) if no Shareholders affirmatively make such an election, the types and amounts of consideration actually received by the Shareholders; and

(ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) above attributable to one share of Common Stock.

The Company shall notify Holders in accordance with Section 14(f) of such weighted average as soon as practicable after such determination is made.

The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 5. None of the foregoing provisions shall affect the right of a Holder of the Notes to convert its Notes into shares of Common Stock (subject to the Company’s right to elect to deliver cash in lieu of all or a portion of such shares in accordance with Section 5(c)) as set forth in Section 5(a) and Section 5(b) prior to the effective time of such Share Exchange Event.

The above provisions of this Section 5(k) shall similarly apply to successive Share Exchange Events.

(l) Voluntary Increase. The Company from time to time may increase the Conversion Rate, to the extent permitted by law, by any amount for any period of time if the period is at least 20 Business Days, and the Company provides 15 days’ prior written notice in accordance with Section 14(f) of any increase in the Conversion Rate to the Holders. The Company may also make such an increase to the Conversion Rate as the Board of Directors determines would avoid or diminish income tax to Shareholders in connection with a dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(m) Stockholder Rights Plans. To the extent the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon conversion of the Notes, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all Shareholders Distributed Securities as provided in Section 5(g)(i)(4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

6. RESERVED.

7. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Notes to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided, that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(a) The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b) The Buyer shall have delivered to the Company the Purchase Price for the Notes being purchased by the Buyer at the Closing, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c) Each of the representations and warranties of the Buyer contained herein shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on such date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date), and all covenants and agreements herein contained to be performed on the part of the Buyer and all conditions herein contained to be fulfilled or complied with by the Buyer at or prior to the Closing Date shall have been duly performed, fulfilled or complied with.

(d) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of Common Stock upon conversion of the Notes; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Notes or the issuance of Common Stock upon conversion of the Notes.

8. CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided, that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed and delivered to the Buyer (i) each of the Transaction Documents required to be executed and delivered by the Company, and (ii) the Notes being purchased by the Buyer at the Closing pursuant to this Agreement.

(b) The Buyer shall have received the outside counsel opinions of (a) Bowen, Radabaugh & Milton, P.C. with respect to matters of Michigan law, and (b) Bryan Cave LLP with respect to other matters, each dated as of the Closing Date, in a form satisfactory to the Buyer, covering customary matters and such matters incident to the transaction contemplated hereby as the Buyer or its counsel may reasonably request.

(c) The Company shall have delivered to the Buyer a certificate evidencing the formation and good standing of the Company in the Company’s jurisdiction of formation issued by the Secretary of State of such jurisdiction, as of a date within five (5) days of the Closing Date.

(d) Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on such date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date), and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to the Closing Date shall have been duly performed, fulfilled or complied with.

(e) The Common Stock issuable upon conversion of the Notes shall have been approved for listing on NASDAQ, subject to official notice of issuance of the Notes.

(f) There shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the NYSE Amex, or NASDAQ or the over the counter market or the establishing on such exchanges or market by the Commission or by such exchanges or markets of minimum or maximum prices that are not in force and effect on the date hereof; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ or any other exchange or market or the establishing on any such market or exchange by the Commission or by such market of minimum or maximum prices that are not in force and effect on the date hereof; (iii) a general moratorium on commercial banking activities declared by either federal or any state authorities; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, which in the Buyer’s reasonable judgment makes it impracticable or inadvisable to proceed with the purchase of the Notes; or (v) any calamity or crisis, change in national, international or world affairs, act of God, change in the international or domestic markets, or change in the existing financial, political or economic conditions in the United States or elsewhere, that in the Buyer’s reasonable judgment makes it impracticable or inadvisable to proceed with the purchase of the Notes.

(g) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Notes to the Buyer and the consummation of the transactions contemplated herein.

(h) The Buyer shall have received on the Closing Date a certificate, addressed to the Buyer and dated the Closing Date, of the chief executive officer and the chief financial officer of the Company to the effect that:

(i) each of the representations, warranties and agreements of the Company in this Agreement were true and correct in all material respects when originally made and are true and correct in all material respects as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date);

(ii) the Company has complied with all agreements and satisfied all the conditions on its part required under this Agreement to be performed or satisfied at or prior to the Closing Date; and

(iii) no Default or Event of Default has occurred or is continuing.

(i) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of Common Stock upon conversion of the Notes; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Notes or the issuance of Common Stock upon conversion of the Notes.

(j) Such other customary information, certificates and documents related to the Company as the Buyer may reasonably request.

9. BUYER’S REPRESENTATIONS AND WARRANTIES. The Buyer represents and warrants that:

(a) Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as currently being carried on, except where the failure to be in good standing would not, individually or in the aggregate, result in any material adverse effect upon, or material adverse change in, the general affairs, business, management, operations, prospects, properties, financial condition, or results of operations of the Buyer taken as a whole (a “Material Adverse Effect”)

(b) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and, when executed by the Company, shall constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) Authorization. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated herein have been duly authorized by such Buyer. Upon execution, this Agreement and the Transaction Documents to be executed or delivered by the Buyer will each constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms.

(d) No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

(e) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transaction contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default or event of default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Buyer to perform its obligations hereunder.

(f) Investment Intent. The Buyer is purchasing the Notes for its own account, and not for the account or benefit of any other person for investment purposes only and not with a view to or for distributing or reselling the Notes or any part thereof, without prejudice, however, to the Buyer’s right at all times to sell or otherwise dispose of all or any part of the Notes in compliance with applicable federal and state securities laws, including the Securities Act and the Exchange Act. The Buyer does not have any agreement or understanding, directly or indirectly, with any third party to distribute the Notes.

(g) Buyer Status. At the time the Buyer was offered the Notes, it was, and at the date hereof it is, an “Accredited Investor” as defined in Rule 501(a) under the Securities Act. The Buyer is not a registered broker-dealer under Section 15 of the Exchange Act.

(h) Independent Investment Decision. The Buyer has independently evaluated the merits of its decision to purchase the Notes pursuant to this Agreement, and the Buyer confirms that it has not relied on the advice of the Company’s business advisors and/or legal counsel in making such decision.

10. COMPANY’S REPRESENTATIONS AND WARRANTIES.

The Company hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date, that:

(a) Organization and Qualification. The Company and each of its Subsidiaries has been duly organized and is validly existing as an entity in good standing under the laws of its jurisdiction of formation, with the power and authority to conduct its business as currently being carried on, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in any Material Adverse Effect.

(b) Subsidiaries. In addition to (i) Manitex North American Distribution, Inc. and North American Equipment, Inc., which are wholly-owned subsidiaries, and (ii) A.S.V., LLC, which is a 51%-owned subsidiary, the only subsidiaries of the Company as of the date hereof are the subsidiaries listed on Exhibit 21.1 to the Company’s most recent Annual Report on Form 10-K filed with the Commission (each, a “Subsidiary” and collectively, the “Subsidiaries”).

(c) Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consisted of 20,000,000 shares of the Common Stock, of which there were 14,931,074 shares issued and outstanding as of December 22, 2014, and 150,000 preferred shares, par value $0.01 per share (the “Preferred Shares”), of which there are zero shares issued or outstanding. All outstanding shares of the Common Stock and Preferred Shares issued and outstanding as of the date of this Agreement are duly authorized and validly issued and are fully paid and non-assessable. The aggregate number of shares of the Common Stock reserved for issuance under the Company’s stock option and equity incentive plans, is as specified in the SEC Documents as of the respective dates specified therein. No holders of securities of the Company are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(d) Authorization, Issuance. All corporate action required to be taken by the Company for the (i) authorization, issuance and sale of the Notes and (ii) issuance of Common Stock upon conversion of the Notes have been duly and validly taken. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance sufficient to provide for the conversion of all Notes (without taking into account any limitations on the exercise of the Notes set forth in the Notes). Upon conversion in accordance with the terms of the Notes, the Common Stock issuable upon conversion of the Notes will be validly issued, fully paid and nonassessable and the Buyer will acquire good and valid title to such Common Stock free and clear of all liens, encumbrances, equities, preemptive rights and other claims. No further approval or authority of the shareholders or the Board of Directors of the Company will be required for the issuance and sale of the Common Stock issuable upon the conversion of the Notes as contemplated herein. There are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, or commitments of sale or rights related to or entitling any person to purchase or otherwise to acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in, the Company, except for: (i) such options or rights as may have been granted by the Company to employees, directors or consultants pursuant to the Company’s equity incentive plans, and (ii) the Subordinated Convertible Promissory Note, dated as of December 19, 2014, between the Company and Terex Corporation (the “Terex Transaction”), and (iii) shares of Common Stock to be issued by the Company in connection with the series of agreements entered into by the Company on July 21, 2014 related to the acquisition by the Company of PM Group S.p.A, (the “PM Group Transaction”). The Common Stock issued by the Company pursuant to the terms hereof shall, at the time of issuance, be registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”).

(e) Due Authorization and Enforceability. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Registration Rights Agreement by and between the Buyer and the Company entered into as of the date of this Agreement (the “Registration Rights Agreement”) and each of the other agreements entered into by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of any Transaction Documents executed and delivered by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and the reservation for issuance and issuance of Common Stock issuable upon the conversion of the Notes, have been duly authorized by the Company’s Board of Directors and (other than as set forth in Section 10(h) below), and assuming the accuracy of the representations and warranties of the Buyer set forth in Section 9 of this Agreement, no further filing, consent, or authorization is required by the Company, its Board of Directors or its shareholders in connection with any Transaction Documents or the transactions contemplated thereby. This Agreement and the other Transaction Documents to be executed by the Company have been, or will be, when executed and delivered, duly executed and delivered by the Company, and constitute, or will constitute when executed and delivered, and as to the Notes, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors’, generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(f) No Violation. Neither the Company nor any of the Subsidiaries is in breach or violation of or in default (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, or constitute a default or event of default) (i) under the provisions of its respective Articles of Incorporation, Bylaws, or other governing documents or (ii) in the performance or observance of any term, covenant, obligation, agreement or condition contained in any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their properties may be bound or affected, or (iii) in the performance or observance of any statute, law, rule, regulation, ordinance, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, the Subsidiaries or any of their respective properties, except, with respect to clauses (ii) and (iii) above, to the extent any such contravention would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g) No Conflict. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions herein and therein contemplated, including the issuance and sale of the Notes, the reservation for issuance and issuance of Common Stock issuable upon the conversion of the Notes, will not conflict with or result in a breach or violation of, or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default or event of default under) or a Debt Repayment Triggering Event under, or give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any of the Subsidiaries under (i) the provisions of the Articles of Incorporation, Bylaws, or other governing documents of the Company or any of the Subsidiaries, (ii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries (including foreign, federal and state securities laws and regulations and the rules and regulations of the NASDAQ Capital Market (“NASDAQ”), except with respect to clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

(h) No Consents Required. No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ), or approval of the Shareholders of the Company (including as may be required pursuant to the rules and regulations of NASDAQ) or any other persons, is required in connection with the issuance and sale of the Securities or the consummation by the Company of the transactions contemplated hereby other than (i) as may be required under the Securities Act and under the Securities Exchange Act of 1934, as amended (collectively with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) under the rules and regulations of the Financial Industry Regulatory Authority, Inc. and (iii) the filing of an additional listing application with NASDAQ in connection with the listing of the Common Stock in connection with the conversion of the Notes.

(i) Absence of Material Changes. Since March 11, 2014, (a) neither the Company nor any of the Subsidiaries has incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (b) neither the Company nor any of the Subsidiaries has purchased any of the Company’s outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on the Company’s capital stock, (c) there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of such shares of Common Stock upon the exercise of outstanding options, rights or warrants), or material change in the short-term debt or long-term debt of the Company and its Subsidiaries or any issue of options, warrants, convertible securities (other than those in relation to the Terex Transaction and the PM Group Transaction or other rights to purchase the capital stock (other than grants of stock options or other rights under the Company’s equity incentive plans existing on the date hereof) of the Company and (d) there has not been any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in the business, properties, management, prospects, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, from the requirements set forth in the Securities Act or the Exchange Act.

(j) Permits. The Company and each of the Subsidiaries possess all necessary licenses, authorizations, consents and approvals and have made all necessary filings required under any federal, state, local or foreign law, regulation or rule in order to conduct its business, except where the failure to possess or make such filings would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval. The Company and each of the Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders or decrees.

(k) Legal Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of the Subsidiaries is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(l) Statutes; Contracts. There are no statutes or regulations applicable to the Company or contracts or other documents of the Company which are required to be disclosed under the Securities Act or Exchange Act which have not been so described or filed.

(m) Independent Accountants. UHY LLP, who has audited the consolidated financial statements of the Company and the Subsidiaries, is an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(n) Financial Statements. The financial statements of the Company, together with the related schedules and notes thereto, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects (i) the financial condition of the Company and the Subsidiaries, taken as a whole, as of the dates indicated and (ii) the consolidated results of operations, shareholders’ equity and changes in cash flows of the Company and the Subsidiaries, taken as a whole, for the periods therein specified; and such financial statements and related schedules and notes thereto have been prepared in conformity with generally accepted accounting principles as in effect in the United States, consistently applied throughout the periods involved (except as otherwise stated therein and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). There are no other financial statements (historical or pro forma) that are required to be disclosed under the Securities Act or the Exchange Act; and the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed as required under the

Securities Act or the Exchange Act; and all disclosures made by the Company regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission), if any, comply with Regulation G of the Exchange Act and Item 10(e) of Regulation S-K of the Commission, to the extent applicable, and present fairly the information shown therein and the Company’s basis for using such measures.

(o) Not an Investment Company. Neither the Company nor any of the Subsidiaries is or, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, will be required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)

(p) Good Title to Property. The Company and each of the Subsidiaries has good and marketable title (in fee simple in the case of real property) to, or has valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the business of the Company and each of the Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made of such property by the Company and each of the Subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(q) Intellectual Property Rights. The Company and the Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others. The Company and the Subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with their patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which would reasonably be expected to result in a Material Adverse Effect

(r) Taxes. The Company and each of the Subsidiaries has timely filed all material federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefor) that have been required to be filed and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company or any of the Subsidiaries is contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements. Neither the Company nor any of its Subsidiaries has any tax deficiency that has been or, to the knowledge of the Company, might be asserted or threatened against it that would result in a Material Adverse Effect.

(s) Insurance. The Company and each of the Subsidiaries maintains insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries, except that the Company is self-insured for purposes of workers’ compensation coverage. All such insurance is fully in force on the date hereof and will be fully in force as of the Closing

Date. Neither the Company nor any of the Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(t) Accounting Controls. The Company and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as in effect in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Disclosure Controls. The Company has established, maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within that entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) such disclosure controls and procedures are effective to perform the functions for which they were established. There are no significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data to management and the Board of Directors. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(v) Corrupt Practices. Neither the Company nor, to the Company’s knowledge, any other person associated with or acting on behalf of the Company, including without limitation any director, officer, agent or employee of the Company or the Subsidiaries has, directly or indirectly, while acting on behalf of the Company or its Subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any other unlawful payment.

(w) No Price Stabilization. Neither the Company nor any of the Subsidiaries nor, to the Company’s knowledge, any of their respective officers, directors, affiliates or controlling persons has taken or will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(x) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company on the one hand and the directors, officers, shareholders, customers or suppliers of the Company on the other hand which is required to be described under the Securities Act or the Exchange Act which has not been so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any member of their respective immediate families. The Company has not, in violation of the Sarbanes-Oxley Act, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

(y) Sarbanes-Oxley Act. The Company, and to its knowledge after due inquiry, all of the Company’s directors or officers, in their capacities as such, are in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission.

(z) Brokers Fees. Neither the Company nor any of the Subsidiaries is a party to any contract, agreement or understanding with any person (other than with Stifel Financial Corp. (“Stifel”)) that would give rise to a valid claim against the Company or the Subsidiaries for a placement agent fee, financial advisory fee, brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Notes. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, brokers’ commissions or finders’ fee (other than for persons engaged by the Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, fees payable to Stifel in connection with the transactions contemplated hereby. Other than Stifel, neither the Company nor any of its Subsidiaries has engaged any representative or agent in connection with the transactions contemplated hereby.

(aa) Exchange Act Requirements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). There are no SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(bb) Compliance with Environmental Laws. The Company and the Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, result in a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.

(cc) No Labor Disputes. Neither the Company nor any Subsidiary is engaged in any unfair labor practice. (i) There is (A) no unfair labor practice complaint pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any Subsidiary before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any Subsidiary which would, individually or in the aggregate, result in a Material Adverse Effect, and (C) no union representation dispute currently existing concerning the employees of the Company or any Subsidiary, and (ii) (A) no union organizing activities are currently taking place concerning the employees of the Company or any Subsidiary and (B) since March 11, 2014, there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws concerning the employees of the Company or any Subsidiary, which would, individually or in the aggregate, result in a Material Adverse Effect.

(dd) ERISA. The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(ee) NASDAQ Capital Market; Exchange Act Registration. The Common Stock is registered pursuant to Section 2(c) of the Exchange Act and accepted for listing on NASDAQ, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NASDAQ, nor has the Company received any notification that the Commission or NASDAQ is contemplating terminating such registration or listing. The Company has complied in all material respects with the applicable requirements of the NASDAQ for maintenance of listing of the Common Stock thereon and the listing of any shares of Common Stock issuable upon conversion of the Notes thereon.

(ff) PFIC Status. The Company is not, and upon consummation of the transactions described hereby and the application of the proceeds will not become, a Passive Foreign Investment Company within the meaning of Section 1297 of the Code.

(gg) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened.

(hh) OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds from the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity that, to the Company’s knowledge, will use such proceeds, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ii) No Integrated Offering. None of the Company, its Subsidiaries, any of their respective affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any of the Securities with other securities, whether through integration with prior offerings or otherwise.

(jj) Dilutive Effect. The Company understands and acknowledges that the number of shares of Common Stock issuable upon conversion of the Notes will increase in certain circumstances. The Company further acknowledges that its obligation to issue shares of Common Stock upon conversion of the Notes in accordance with this Agreement and the Notes is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(kk) Disclosure. The Company confirms that neither it nor any other person acting on its behalf has provided the Buyer or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Buyer will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyer regarding the Company, or any of its Subsidiaries, their business and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that the Buyer does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 9.

11. COVENANTS.

(a) Reporting Obligations; Exchange Act Compliance. The Company will comply with requirements of the Securities Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement.

(b) Use of Proceeds. The Company will apply the net proceeds from the sale of the Notes for general corporate purposes.

(c) Reports. As long as the Buyer owns any Notes, the Company agrees to timely file with the Commission all reports and other information and documents as are specified in Section 13 or 15(d) of the Exchange Act, within the time periods specified in the rules and regulations of the Commission. If at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will make publicly available the information specified in Rule 144(c)(2) under the Securities Act on a quarterly basis.

(d) Stabilization. The Company will not take directly or indirectly any action designed, or that might reasonably be expected to cause or result in, or that will constitute, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

(e) Corporate Existence; Conduct of Business. So long as the Buyer beneficially owns any Notes, the Company shall maintain its corporate existence and shall not be party to any Fundamental Change unless the Company is in compliance with the applicable provisions governing a Fundamental Change. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(f) Reservation of Shares. The Company will use its commercially reasonable best efforts to obtain approval for, and maintain the listing of the Common Stock issuable upon conversion of the Notes on NASDAQ for so long as the Common Stock is listed thereon. So long as the Buyer owns any Notes, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the number of shares of Common Stock sufficient to provide for the conversion of all outstanding Notes (without taking into account any limitations on the conversion of the Notes set forth in the Notes). If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to provide for the conversion of all outstanding Notes, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of Shareholders of the Company to authorize additional shares to meet the Company’s obligations under Sections 5(f) and 10(d), in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to provide for the conversion of all outstanding Notes.

(g) Investment Company Act. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Notes in such a manner as would require the Company to register as an investment company under the Investment Company Act.

(h) Corporate Existence; Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

(i) Sarbanes-Oxley Act. As long as the Buyer owns any Notes, the Company will comply with all effective applicable provisions of the Sarbanes-Oxley Act.

(j) No Integrated Offering. None of the Company, its Subsidiaries, their respective affiliates and any person acting on their behalf will take any action or steps referred to in Section 10(ii) of this Agreement that would cause the offering of the Notes to be integrated with other offerings for purposes of any applicable shareholder approval provisions under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(k) Reserved.

(l) Consolidation.

(i) The Company may not consolidate with or merge into any person or convey, transfer or lease the property and assets, substantially as an entirety, of the Company to another person, unless:

(1) the person or entity (if other than the Company) formed by such consolidation or into which the Company is merged, or the person or entity which acquires by conveyance, transfer or lease all or substantially all of the properties and assets of the Company shall expressly assume, by an amendment or supplement hereto, the obligations of the Company under the Notes and this Agreement and the performance or observance of every covenant and provision of the Notes and this Agreement required on the part of the Company to be performed or observed and the conversion rights shall be provided for in accordance with Section 5(k) hereof, by an amendment or supplement hereto executed by the person (if other than the Company) formed by such consolidation or into which the Company shall have been merged or by the person or entity which shall have acquired the Company’s assets;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, (a “Default”) shall have occurred and be continuing; and

(3) if the Company will not be the resulting or surviving company, the Company shall have, at or prior to the effective date of such consolidation, merger or transfer, delivered an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and, if an amendment or supplement to this Agreement is required in connection with such transaction, such amendment or supplement hereto complies with this Section 11(l) and Section 5(k) and that all conditions precedent herein and therein provided for relating to such transaction have been complied with.

(ii) Upon any consolidation of the Company with, or merger of the Company into, any other person or entity or any conveyance, transfer or lease substantially as an entirety, of the properties and assets of the Company and its Subsidiaries, taken as a whole, in accordance with Section 11(l)(i) and Section 5(k) hereof, if the Company will not be the resulting or surviving company, the successor person or entity formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Agreement with the same effect as if such successor person or entity had been named as the Company in the Notes and this Agreement, and thereafter, except in the case of a lease, the predecessor person or entity shall be relieved of all obligations and covenants under the Notes and this Agreement, subject, in any event, to the provisions of Section 5(k).

12. EVENTS OF DEFAULT AND REMEDIES.

(a) An “Event of Default” with respect to the Notes shall occur if:

(i) the Company shall fail to pay when due, and which failure continues for thirty (30) days (i) the Principal Amount or (ii) the Principal Amount of the Note to be purchased (plus accrued and unpaid interest, if any) to but excluding the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), as applicable, when the same becomes due and payable, whether at the Maturity Date, upon acceleration, repurchase or otherwise; or

(ii) the Company shall fail to pay an installment of cash interest on any of the Notes, which failure continues for thirty (30) days after the date when due; or

(iii) the Company shall fail to deliver when due any consideration payable upon conversion of the Notes, which failure continues for thirty (30) days; or

(iv) the Company shall fail to perform or observe (or obtain a waiver with respect to) any other term, covenant or agreement contained herein or in the Notes for a period of fifteen (15) days after receipt by the Company of a notice specifying such failure; or

(v) default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate Principal Amount with respect to which the default or acceleration has occurred exceeds $5,000,000 and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after receipt of a notice of such default, provided, that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred; or

(vi) the Company pursuant to or within the meaning of any Bankruptcy Law:

(1) commences as a debtor a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(3) consents to the appointment of a Receiver of it or for all or substantially all of its property;

(4) makes a general assignment for the benefit of its creditors;

(5) files a petition in bankruptcy or answer or consent seeking reorganization or relief;

(6) consents to the filing of such a petition or the appointment of or taking possession by a Receiver; or

(7) is insolvent or is generally not paying its debts when due; or

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) grants relief against the Company in an involuntary case or proceeding or adjudicates the Company insolvent or bankrupt;

(2) appoints a Receiver of the Company or for all or substantially all of the property of the Company;

(3) orders the winding up or liquidation of the Company;

and in each case the order or decree remains unstayed and in effect for 60 consecutive days; or

(viii) the Company shall fail to timely issue a Fundamental Change Company Notice in accordance with Section 4(b)(ii);

(ix) any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in, or in connection with, this Agreement or any of the Transaction Documents, shall prove to have been materially incorrect when made or deemed made;

(x) the Company or any of its Subsidiaries fails to comply with its obligations under Section 11(l);

(xi) the Company or any Subsidiary fails to pay final judgments aggregating in excess of $5,000,000, which judgments are not discharged, waived or stayed for a period of sixty (60) days following entry thereof.

(b) The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

(c) Acceleration. If an Event of Default (other than an Event of Default specified in clauses (vi) or (vii) of Section 12(a) hereof) occurs and is continuing with respect to the Company, the Holders of a majority in aggregate Principal Amount of the Notes then outstanding may, by notice to the other Holders and the Company, declare the Principal Amount and accrued and unpaid interest, if any, through the date of declaration on all the Notes to be immediately due and payable. Upon such a declaration, such Principal Amount and such accrued and unpaid interest, if any, shall be due and payable immediately. If an Event of Default specified in clauses (vi) or (vii) of Section 12(a) hereof occurs in respect of the Company and is continuing, the Principal Amount and accrued but unpaid interest, if any, on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Buyer or any Holders of Notes. The Holders of a majority in aggregate Principal Amount of the Notes then outstanding by notice to the other Holders and the Company may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(d) Other Remedies.

(i) If an Event of Default occurs and is continuing, the Holders may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect payment of the Principal Amount and accrued and unpaid interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

(ii) The Holders may maintain a proceeding even if they do not possess any of the Notes or do not produce any of them in the proceeding. A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by applicable law.

(e) Waiver Of Defaults And Events Of Default. Subject to Sections 12(g) and (i) hereof, the Holders of a majority in aggregate Principal Amount of the Notes then outstanding by notice to the other Holders and the Company may waive an existing Default or Event of Default and its consequences, except an uncured Default or Event of Default in the payment of the principal of, premium, if any, or any accrued but unpaid interest on any Note, an uncured failure by the Company to convert any Notes into Common Stock or any Default or Event of Default in respect of any provision of this Agreement or the Notes which, under (i) hereof, cannot be modified or amended without the consent of the Holder of each Note affected. When a Default or Event of Default is waived, it is cured and ceases.

(f) Control By Majority. The Holders of a majority in aggregate Principal Amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any power conferred on the Holders.

(g) Rights Of Holders To Receive Payment And To Convert. Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of the Principal Amount, Fundamental Change Repurchase Price and interest, including Default Interest, if any, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes and this Agreement, (whether upon repurchase or otherwise), and to convert such Note in accordance with Section 5 hereof, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Section 5 hereof, is absolute and unconditional and shall not be impaired or affected without the consent of the affected Holder.

(h) Priorities.

(i) If any money or property is collected pursuant to this Section 12, it shall pay out the money or property in the following order:

(1) First, to Holders for amounts due and unpaid on the Notes for the Principal Amount, and interest including any Default Interest, as applicable, ratably, without preference or priority of any kind, according to such respective amounts due and payable on the Holders’ Notes;

(2) Second, to such other person or persons, if any, to the extent entitled thereto; and

(3) Third, the balance, if any, to the Company.

(i) Undertaking For Costs. In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 12(i) does not apply to a suit made by a Holder pursuant to Section 12(g) hereof or a suit by Holders of more than 10% in aggregate Principal Amount of the Notes then outstanding.

13. TERMINATION.

In the event that the Closing shall not have occurred on or before January 15, 2015 due to the Company’s or the Buyer’s failure to satisfy the conditions set forth in Sections 7 or 8, as applicable, and above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

14. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. The Company has not, directly or indirectly, made any agreements with the Buyer relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Attention: Andrew Rooke

Facsimile No.: (708) 430-1335

Telephone No.: (708) 237-2056

With a copy (which shall not constitute notice) to:

Bryan Cave LLP

161 N. Clark Street

Suite 4300

Chicago, Illinois 60601

Attention: John P. Goebel and Todd M. Kaye

Facsimile No.: (312) 698-7555

Telephone No.: (312) 602-5155

If to the Buyer:

to MI Convert:

MI Convert Holdings LLC

c/o Perella Weinberg Partners

767 Fifth Avenue

New York, New York 10153

Attention: Mark McGreenery

                  and Legal Department

Facsimile No.: (212) 287-3201

Telephone No. (212) 287-3200

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Edward P. Christian

Facsimile No.: (212) 872-1002

Telephone No. (212) 872-1091

to Invemed:

Invemed Associates LLC

375 Park Avenue, Suite 2205

New York, NY 10152

Attention: John Baran

                  and Beverly Lemmon

Facsimile No.: (212) 409-9602 (John Baran)

Facsimile No: (212) 849-6507 (Beverly Lemmon)

Telephone No.: (212) 421-2500

Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Notes. Except as expressly provided in Section 11(l) hereof, and subject in any event to the provisions of Section 5(k), the Company shall not assign this Agreement or any rights or obligations hereunder, including by way of a Fundamental Change or a Share Exchange Event, without the prior written consent of the Required Holders. No purchaser of any of the Notes from the Buyer shall be deemed a successor or assign by reason merely of such purchase; provided, however, that the Buyer may assign some or all of its rights and obligations hereunder without the consent of the Company to any purchaser (a “Permitted Assignee”), in which event such assignee shall be deemed to be the Buyer hereunder with respect to such assigned rights and obligations. A Buyer assigning some or all of its rights and obligations hereunder shall provide the Company notice of such assignment in accordance with Section 14(f), however no assignment shall be invalid solely due to failure to comply with this notice requirement. For the avoidance of doubt, and without limiting the rights of a Permitted Assignee hereunder, the assignment of this Agreement to a Permitted Assignee shall not relieve the Company of any obligations to Buyer for any fees, reimbursement of expenses, indemnification or any other payments hereunder.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except that each Indemnitee shall have the right to enforce the obligations of the Company with respect to Section 14(k).

(i) Survival. Unless this Agreement is terminated under Section 13, the representations and warranties of the Company and the Buyer contained in Sections 9 and 10, and the agreements and covenants set forth in Sections 2, 3, 4, 5, 11, and 14 and elsewhere herein and in the Notes shall survive the Closing. The Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of the Buyer’s execution and delivery of the Transaction Documents executed and delivered by the Buyer and acquiring the Notes thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and each other holder of the Notes and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (1) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (2) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes or (3) the status of the Buyer or holder of the Notes as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(l) Indemnification Procedures. Promptly after receipt by an Indemnitee of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under Section 14(k), promptly notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 14(k) unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnitee other than the indemnification obligation provided in Section 14(k). The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the Indemnitee in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the Indemnitee or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnitee. Notwithstanding the indemnifying party’s election to appoint counsel to represent the Indemnitee in an action, the Indemnitee shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the indemnifying party and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnitees that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the Indemnitees, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitees are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such claim, action, suit or proceeding.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No agreement or instrument (other than the Notes and this Agreement) to which the Company is a party (including any agreement or instrument in respect of the Terex Transaction or the PM Group Transaction) shall be used to interpret the Notes or this Agreement.

(n) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief, this being in addition to any other remedy to which such party is entitled at law or in equity.

(o) Fees. The Company shall reimburse the Buyer (in addition to any other expense amounts paid to the Buyer or its counsel prior to the date of this Agreement) for all costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith and the administration, modification and/or enforcement of this Agreement), whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, which amount may, at the option of the Buyer, be withheld by the Buyer from its Purchase Price at the Closing. The Company shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

(p) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(q) Usury. Notwithstanding any provision to the contrary herein contained, no Holder shall collect a rate of interest on any Notes in excess of the maximum rate of interest permitted by applicable law. The Company understands and believes that transactions contemplated herein comply with all applicable usury laws; however, if any interest or other charges in connection with such transactions are ever determined to exceed the maximum amount permitted by applicable law, then the Company agrees that (a) the amount of interest or charges payable pursuant to this Agreement and the Notes shall be reduced to the maximum amount permitted by such applicable law, and (b) any excess amount previously collected from the Company in connection with this Agreement or the Notes that exceeded the maximum amount permitted by such applicable law shall be credited against the Principal Amount then outstanding. If the outstanding Principal Amount has been paid in full, the excess amount paid shall be refunded to the Company. The “contracted for rate of interest” of the Notes includes, without limitation, the following: (i) the Base Coupon; (ii) any overdue and unpaid interest; (iii) any Default Interest; and (iv) all fees, charges, goods, things in action or any sum or things of value (“Additional Sums”) paid or payable by the Company whether pursuant to this Agreement or any other Transaction Document. If any such Additional Sums may, under applicable laws, be deemed to be interest with respect to transactions contemplated herein, then, for the purpose of any applicable laws that may limit the maximum amount of interest to be charged with respect to transactions contemplated herein, such Additional Sums shall be payable by the Company as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

(r) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyer hereunder or pursuant to any of the other Transaction Documents or the Buyer enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(s) Amendments, Supplements and Waivers.

(i) With Consent Of Holders.

(1) The Company may amend or supplement this Agreement or the Notes with the written consent of the Holders of at least a majority in aggregate Principal Amount of the Notes then outstanding. However, subject to Section 14(t) hereof, without the written consent of each Holder affected, an amendment, supplement or waiver may not:

(A) alter the manner of calculation or rate of accrual of interest on any Note or change the time of payment of any installment of interest on, or with respect to, any Note;

(B) make any of the Notes payable in money or securities other than that stated in the Notes or this Agreement;

(C) change the stated maturity of any Note;

(D) reduce the Principal Amount or Fundamental Change Repurchase Price, as applicable, payable with respect to any of the Notes, or the Purchase Price, with respect to any Note;

(E) make any change that adversely affects the rights of a Holder to convert any of the Notes;

(F) make any change that adversely affects the rights of Holders to require the Company to purchase Notes at the option of Holders;

(G) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or with respect to the conversion of any Note;

(H) change the currency of payment of principal of, or interest on, the Notes; or

(I) reduce the percentage in aggregate Principal Amount of Notes outstanding necessary to modify or amend this Agreement or the Notes or to waive any past Default or Event of Default.

(ii) Without limiting the provisions of Section 14(s)(i)(1) hereof, the Holders of a majority in Principal Amount of the Notes then outstanding may, on behalf of all the Holders of all Notes, waive any past Event of Default under this Agreement and its consequences, except an uncured failure to pay when due the Principal Amount, accrued and unpaid interest, or Fundamental Change Repurchase Price, or in the obligation to deliver any consideration due upon conversion, or in respect of any provision which under this Agreement cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(iii) It is not necessary for the consent of the Holders of Notes under this Section 14(s)(i) to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if such consent approves the substance thereof.

(iv) After an amendment, supplement or waiver under this Section 14(s)(i) becomes effective, the Company shall promptly mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(v) No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to the Transaction Documents and the Holders of Notes.

(t) Revocation And Effect Of Consents.

(i) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.

(ii) After an amendment, supplement or waiver becomes effective, it shall bind every Holder of a Note.

(u) Satisfaction And Discharge.

(i) This Agreement shall cease to be of further force and effect (except as to any surviving rights of conversion, registration of transfer or exchange of Notes herein expressly provided for and except as further provided below) when all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2(e) hereof):

(1) have become due and payable, or

(2) will become due and payable at the Maturity Date within one year; provided, that:

(A) the Company has deposited with a Paying Agent as trust funds in trust for the purpose of and in an amount sufficient to pay and discharge all indebtedness related to such Notes, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity Date;

(B) the Company has paid or caused to be paid all other sums payable under this Agreement by the Company; and

(C) the Company has delivered an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent in this Section 14(u) relating to the satisfaction and discharge of this Agreement have been complied with.

(ii) Notwithstanding the satisfaction and discharge of this Agreement, the obligations of the Company with respect to the right to conversion and the Conversion Rate of the Notes pursuant to Section 5 hereof, shall survive until the Notes have been paid in full or, if earlier, the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date.

(v) Several and not Joint. Notwithstanding any other provision of this Agreement, the rights, duties, and obligations of each Buyer or Holder hereunder are several and not joint, and no Buyer or Holder shall be liable hereunder for the duties or obligations of any other Buyer or Holder. No Buyer or Holder makes any representation or warranty hereunder to or for the benefit of any other Buyer or Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

MANITEX INTERNATIONAL, INC.

By:	/s/ David J. Langevin
Name: David J. Langevin
Title: Chief Executive Officer

[Signature Page to Note Purchase Agreement]

BUYER:

MI CONVERT:

MI CONVERT HOLDINGS LLC

By: Perella Weinberg Partners Asset Based Value Master Fund I L.P., its Managing Member

By: Perella Weinberg Partners Asset Based Value GP L.P., its general partner

By: Perella Weinberg Partners Asset Based Value GP LLC, its general partner

By:	/s/ Aaron Hood
Name: Aaron Hood
Title: Authorized Party

[Signature Page to Note Purchase Agreement]

BUYER:

INVEMED:

By: INVEMED ASSOCIATES LLC

By:	/s/ John Baran
Name: John Baran
Title: Chief Financial Officer

[Signature Page to Note Purchase Agreement]

EXHIBIT A

[FORM OF NOTE]

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

6.50% SUBORDINATED CONVERTIBLE NOTE due 2021 (“Note”)

$[ ]	January 7, 2015

For value received, Manitex International, Inc., a Michigan corporation (the “Company”), promises to pay to the order of [                    ] (the “Holder”) and its permitted assigns, the principal sum of [                    ] ($[            ]) (the “Principal Amount”) and interest hereon as specified below. This Note is issued pursuant to that certain Note Purchase Agreement dated as of January 7, 2015, between the Company and the Holder (as amended, modified, restated or replaced from time to time, the “Purchase Agreement”). All defined terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement. Interest shall accrue from the date of this Note on the Principal Amount at a rate (the “Base Coupon Rate”) equal to 6.50% per annum (the “Base Coupon”), payable semi-annually (or, with respect to any past due amounts, the Default Interest Rate, payable on demand) on the dates and in the manner specified in the Purchase Agreement.

This Note is referred to in the Purchase Agreement, and this Note is subject to the terms of, and the Holder is entitled to the rights and benefits of, the Purchase Agreement, including the conversion rights set forth therein. All payments to be paid hereunder shall be paid and applied in accordance with the terms of the Purchase Agreement. If any sum required to be paid hereunder shall not be paid when due, whether by acceleration or otherwise, the Company shall pay interest on the amount of such unpaid sum at the Default Interest Rate. All of the terms of the Purchase Agreement are hereby incorporated by reference herein to the extent necessary for the enforcement hereof.

At any time after the occurrence and during the continuance of any Event of Default, the Holder may, among other things, declare all or a portion of the outstanding Principal Amount payable by the Company to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Holder may exercise any other right, power or remedy available to it under the Purchase Agreement, or otherwise by law, either by suit in equity or by action at law, or both.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address for such notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

No reference herein to the Purchase Agreement and no provision of this Note or of the Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

MANITEX INTERNATIONAL, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

[ ], as the Holder

By:
Authorized Signatory

CONVERSION NOTICE

To convert this Note into Common Stock of the Company (or, if applicable, cash), check the box:  ☐

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $            .

If you want the stock certificate made out in the name of (or cash paid to) another person, fill in the form below:

(Insert assignee’s/payee’s social security or tax I.D. number)

(Print or type assignee’s/payee’s name, address and zip code)

Your Signature

Date:
(Sign exactly as your name appears on the other side of this Note)

*	Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Company.

ANNEX I

Buyer Allocations

Buyer	Note Amount
MI Convert Holdings LLC	$12,000,000
Invemed Associates LLC	$3,000,000

Annex 1-1

ANNEX II

The following table, subject to adjustment as specified in Section 5(a)(v), sets forth the number of “Additional Shares” per $1,000 principal amount of Notes by which the Conversion Rate is to be increased in accordance with Section 5(a)(v):

Make-Whole Fundamental Change	Stock Price
Effective Date	$11.11	$13.00	$15.00	$17.00	$19.00	$21.00	$23.00	$25.00	$30.00	$40.00	$50.00	$60.00
January 7, 2015	23.3400	18.2915	14.6907	12.1365	10.2326	8.7567	7.5765	6.6084	4.8060	2.6408	1.4088	0.6457
January 7, 2016	23.3400	16.8138	13.3253	10.9194	9.1653	7.8281	6.7709	5.9108	4.3187	2.4030	1.2952	0.5978
January 7, 2017	23.3400	15.3600	11.8993	9.6100	8.0000	6.8057	5.8800	5.1368	3.7773	2.1488	1.1914	0.5688
January 7, 2018	23.3400	13.8877	10.3240	8.1118	6.6453	5.6076	4.8304	4.2204	3.1257	1.8268	1.0600	0.5502
January 7, 2019	23.3400	12.3223	8.4387	6.2600	4.9616	4.1219	3.5313	3.0848	2.3033	1.3830	0.8380	0.4750
January 7, 2020	23.3400	10.6731	5.9547	3.7782	2.7695	2.2424	1.9152	1.6800	1.2723	0.7838	0.4922	0.2978
January 7, 2021	23.3400	10.2500	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Annex II-1